Exhibit 2.1
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the “Agreement”), is effective as of September 18, 2007 (the “Effective Date”) by and among First Interstate BancSystem, Inc., a Montana corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“FIBS”), and First Western Bancorp., Inc., a South Dakota corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“First Western”).
R E C I T A L S:
A.	First Western currently owns one hundred percent (100%) of the issued and outstanding common stock and other equity securities of The First Western Bank Sturgis, Sturgis, South Dakota (the “Sturgis Bank”) and the First Western Bank, Wall, South Dakota (the “Wall Bank”). The Sturgis Bank and the Wall Bank are referred to collectively as the “Banks”. First Western also currently owns all of the issued and outstanding common stock and other debt and equity securities of First Western Data, Inc., a South Dakota corporation (“FWD”).

B.	FIBS desires to purchase from First Western, and First Western desires to sell to FIBS, all of the common stock and other equity securities issued and outstanding with respect to each of the Banks and FWD upon the terms, covenants and conditions of this Agreement.

IN CONSIDERATION OF THE ABOVE, the parties agree as follows:
1.0 Definitions and Construction.
     1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:
     “Adjusted Shareholders Equity” means the tangible shareholders’ equity of each Target Subsidiary calculated in accordance with GAAP and reflecting, among other things, the accrued income and expenses of such entity for all periods ending on or prior to the Determination Date and the recognition of or accrual for all expenses incurred or projected to be incurred by such entity in connection with this Agreement and the transactions contemplated by this Agreement, including Target Subsidiary Transactional Expenses; provided, however, the Adjusted Shareholders Equity for the Banks shall be determined without regard to other comprehensive income for market valuation of investment securities under FASB 115. The Adjusted Shareholders Equity shall be calculated by First Western in consultation with FIBS as of the close of business on the Determination Date and using reasonable estimates of revenues and expenses where actual amounts are not then available.
     “Agency Agreement” as defined in Section 5.4.

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     “Aggregate Adjusted Shareholders Equity” means the combined Adjusted Shareholders Equity of the Target Subsidiaries.
     “Banks” means the Sturgis Bank and the Wall Bank, individually and collectively.
     “Business Day” means any day on which banks are customarily open for business in the State of South Dakota.
     “Certificates” as defined in Section 4.4.
     “Closing” as defined in Section 6.1.
     “Closing Date” as defined in Section 6.1.
     “Closing Financial Statements” as defined in Section 5.8.
     “Code” means the Internal Revenue Code of 1986 as amended.
     “Common Stock” means the common stock, without par value, of FIBS.
     “Deferred Liabilities” means the obligations of the Banks described or referenced on, and in the amounts stated on, the Disclosure Schedule.
     “Deferred Liability Amount” means the aggregate Deferred Liabilities as stated on the Disclosure Schedule provided, however, amounts due or paid to any Person under the “Vision 010 Plan” who is hired after the Closing Date or hired by a Target Subsidiary at the request of FIBS shall not be included in the Deferred Liability Amount.
     “Deferred Liability Documents” as identified on the Disclosure Schedule.
     “Determination Date” means the close of business on the last day of the calendar month preceding the Closing Date.
     “Disclosure Schedule” means the lists, agreements, exhibits, information and all other documentation described and referred to the Disclosure Schedule delivered by First Western to FIBS.
     “Effective Date” as defined in the opening to this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “ERISA” means the Employer Retirement Income Security Act of 1974, as amended.
     “Federal Reserve” means the Board of Governors of the Federal Reserve System or any Federal Reserve Bank acting under delegated authority of the Board of Governors of the Federal Reserve System.

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     “FIBS” means First Interstate BancSystem, Inc.
     “FIBS Affiliates” means any Person or entity controlling, controlled by or under common control with FIBS including, without limitation, on or after the Closing, the Banks and FWD.
     “FIBS Securities” as defined in Section 4.33.1.
     “FIBS Termination Fee” as defined in Section 7.2.2.
     “Financial Statements” means (a) the audited consolidated balance sheets of First Western Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended and (b) the unaudited balance sheets as of June 30, 2007, and statements of income for the six month period ended June 30, 2007 for each of the Target Subsidiaries.
     “First Western Affiliates” means (a) Paul Christen and (b) any Person or entity controlling, controlled by or under common control with First Western or the Target Subsidiaries.
     “First Western Termination Fee” as defined in Section 7.2.1.
     “FWD Stock” means all of the issued and outstanding common stock and other equity securities of FWD.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied.
     “Indemnification Demand” as defined in Section 8.3.1.
     “Insurance Agency” means First Western Agency, LLC, a South Dakota limited liability company wholly owned by First Western.
     “Intercompany Agreement” means any oral or written contract, agreement or understanding between or among a Target Subsidiary and First Western or any First Western Affiliates including, without limitation, the agreements identified on the Disclosure Schedule.
     “Joint Disclosure Statement” as defined in Section 5.14.
     “Knowledge” means with respect to a Person (a) actual knowledge of a fact or matter or (b) if a reasonable individual would be reasonably expected to discover or otherwise become aware of such fact or matter from the conduct of diligent inquiry. A Person that is not a natural person is considered to have knowledge if any natural person who has served or is serving as a director, officer, partner or employee of such Person has knowledge of such fact or matter.

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     “Law” means (a) any federal, state, local or municipal, foreign or international order, constitution, law, ordinance, regulation, rule, policy statement, directive or statute or (b) any judgment, order or similar directive issued by and directly applicable to the Person.
     “LIBOR” means the London interbank offered interest rate for three-month, U.S. dollar deposits.
     “Material Adverse Effect” means a material adverse effect, whether required to be accrued or disclosed under GAAP or financial accounting standards (a) on the financial or other condition of the properties, assets, liabilities, businesses or results of operations of a Person or (b) on the ability of such Person to timely perform its obligations under this Agreement.
     “Material Default” means, with respect to a party, (a) the failure of the representations or warranties of a party to be materially true and correct when made or deemed made under this Agreement, but only if the failure causes or is reasonably expected to cause a Material Adverse Effect (i) on the party making the representation or warranty or (ii) on the party for whose benefit the representation or warranty is made or (iii) on the Person to which the representation or warranty relates or (b) the failure of a party to timely and materially perform any term or covenant required to be performed by it under this Agreement, in each case only if such failure shall not have been cured within thirty (30) days following receipt of written notice of such failure from the other party or if such failure cannot be cured prior to the Closing.
     “Minimum Required Aggregate Capital” means (a) the sum of $80,000,000.00 of Aggregate Adjusted Shareholder Equity of which no more than $525,000.00 shall be attributable to Adjusted Shareholders Equity of FWD or, (b) if greater, the sum of the capital required for each Bank to be “well-capitalized” under all measures adopted by Regulators with primary jurisdiction over the Banks.
     “Permitted Distributions” means distributions declared and paid by a Target Subsidiary on or prior to the Determination Date (a) permitted by Law and (b) which, after giving effect to the distributions, would not cause or reasonably be expected to cause a failure of a condition to the obligations of a party, or the failure in performance by, or the failure of a representation or warranty of, First Western under this Agreement.
     “Permitted Exceptions” means, with respect to the Premises (a) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and reflected by the Target Subsidiaries; and (b) minor defects and irregularities in title and encumbrances that do not materially impair the use or value of the subject Premises and (c) printed general exceptions customarily included on title policies issued in the state of South Dakota.

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     “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, association or other organization or any natural person.
     “Plans” as defined in Section 4.24.
     “Preferred Stock” means a single series of non-cumulative perpetual preferred stock to be issued by FIBS in the form of, and subject to the declarations, terms and restrictions stated in, Exhibit A.
     “Premises” means all of the real property owned by the Target Subsidiaries and used for the conduct of its business.
     “Premises Defect” as defined in Section 5.22.
     “Purchase Price” as defined in Section 2.2.
     “Regulators” means federal, state or local governmental authorities charged with the supervision or regulation of, or insurance of deposits in, financial institutions or their affiliates.
     “Regulatory Approval” means the final approval of all Regulators of the transactions contemplated by this Agreement, and not subject to further review or appeal, including the prior approval of the Federal Reserve, the South Dakota Department of Revenue and Regulation, Division of Banking and the Montana Division of Banking and Financial Institutions, to the extent such consents or approvals are required by Law or deemed appropriate in the reasonable discretion of FIBS.
     “Regulatory Reports” as defined in Section 4.10.
     “Required Financing” means (a) Subordinated Financing and (b) senior debt financing in an aggregate amount of not less than $70 million and (c) the Preferred Stock.
     “Required Financing Adjustment” means the lesser of (a) $4,687,500.00 or (b)(i) the sum of $312,500.00 multiplied by (ii) the number of whole 10 basis point increments, if any, between (A) the actual interest rate spread over LIBOR expressed in basis points and incurred by FIBS for the Subordinated Financing and (B) 160 basis points. If the Subordinated Financing is incurred by FIBS in two or more issuances or transactions, the actual interest rate spread under (ii)(A) shall be determined using the weighted average of the interest spread for all issuances or transactions. If the Subordinated Financing is based upon an index other than LIBOR, the Required Financing Adjustment shall be equitably modified to give effect to an equivalent adjustment based upon such other index.
     “S Election” as defined in Section 4.19.
     “SEC” means the United States Securities and Exchange Commission.

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     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Laws” means the securities laws and regulations of the United States or of any state and including, without limitation, the Securities Act, the Exchange Act and the securities laws and regulations as adopted in any of the states of the United States.
     “Shareholder Approval” means the unconditional approval of this Agreement, and the contemplated transactions, by the vote or unanimous written consent of all holders of the issued and outstanding common stock of First Western in accordance with Law and the Articles of Incorporation or Bylaws of First Western, whereby no holder of the issued and outstanding common stock of First Western will be entitled to any dissenter’s appraisal or other similar rights.
     “Statement of Designations” means the Statement of Designations, Rights, Preferences and Limitations of FIBS establishing the Preferred Stock in the form attached as Exhibit “A”.
     “Sturgis Bank” means The First Western Bank Sturgis, Sturgis, South Dakota.
     “Sturgis Bank Stock” means all of the issued and outstanding common stock and other equity securities of the Sturgis Bank.
     “Subordinated Financing” means subordinated debentures issued by FIBS, whether in one or more transactions commonly known as trust preferred transactions or otherwise, in an aggregate amount of not less than $100 million and qualifying as Tier 1 capital of FIBS.
     “Target Subsidiaries” means the Banks and FWD, individually and collectively.
     “Target Subsidiary Stock” means, collectively and individually, all of the issued and outstanding Sturgis Bank Stock, Wall Bank Stock and FWD Stock.
     “Target Subsidiary Transaction Expenses” means all transaction costs and expenses incurred by a Target Subsidiary or for which a Target Subsidiary is obligated and relating to the negotiation, entry or consummation of the transactions contemplated by this Agreement, including, the fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors which remain unpaid on or as of the Determination Date and premiums, costs and expenses for Title Policies.
     “Tax” or “Taxes” mean any federal, state or local income, license, payroll, employment, excise, severance, property, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of the foregoing.

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     “Third Party Claim” as defined in Section 8.3.2.
     “Title Policies” means a standard owner’s policy insuring the title of the Target Subsidiaries to each of the Premises, issued by a title insurance company selected by First Western and reasonably acceptable to FIBS, and in an insured amount equal to the estimated fair market value of the respective Premises and subject only to the Permitted Exceptions.
     “Wall Bank” means the First Western Bank, Wall, South Dakota.
     “Wall Bank Stock” means all of the issued and outstanding common stock and other equity securities of the Wall Bank.
     “Wall Bank Subsidiaries” means First Western Properties, LLC and JR Properties, LLC, each South Dakota limited liability companies.
     1.2 Interpretation. The section headings are made for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include”, “including” or “includes” or words of similar import are used, they shall be deemed in all circumstances to be followed by the phrase “without limitation”. No provision of this Agreement is intended to, or shall be interpreted to require FIBS or First Western or any other Person to violate any Law.
2.0 Purchase and Sale of Stock.
     2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, FIBS hereby agrees to purchase from First Western, and First Western agrees to sell, transfer and deliver to FIBS, the Target Subsidiary Stock.
     2.2 Purchase Price.
     2.2.1 In consideration for First Western’s sale, transfer and delivery of the Target Subsidiary Stock to FIBS, FIBS shall pay to First Western an aggregate purchase price of Two Hundred Fifty-One Million Three Hundred Seventy-Seven Thousand Three Hundred Ninety-Two Dollars ($251,377,392.00) as the same may be adjusted under Section 2.2.3 or under other provisions of this Agreement (the “Purchase Price”). The Purchase Price shall not bear interest in any amount or for any period.
     2.2.2 The Purchase Price shall be paid (a) by delivery, at Closing, of Preferred Stock in an aggregate face amount of Fifty Million Dollars ($50,000,000.00) and (b) the balance in cash or immediately available funds.
     2.2.3 The Purchase Price shall be (a) increased or decreased, as the case may be, by the amount by which the Aggregate Adjusted Shareholders Equity as of the Determination Date exceeds or is less than the Minimum Required Aggregate Capital; and (b) increased or decreased, as the case may be, by the amount by which the Deferred Liabilities as of the Determination Date exceed or

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are less than the Deferred Liability Amount; and (c) decreased by the Required Financing Adjustment and (d) decreased by the amount, if any, reasonably estimated by FIBS for the repair or remediation of a Premises Defect existing as of the Closing Date and (e) decreased by an amount equal to fifty percent (50%) of the premiums for the Title Policies required to be delivered by First Western at Closing.
     2.3 Perpetual Preferred Stock.
     2.3.1 In addition to the terms stated on Exhibit A, the Preferred Stock shall be issued on terms and subject to rights and conditions (a) required under Federal Reserve regulations and policy statements generally applicable to bank holding companies for qualification as Tier 1 capital including, without limitation, Federal Reserve Regulation Y, Appendix A and (b) required by the Federal Reserve for the receipt of Regulatory Approval by FIBS for the issuance and qualification of the Preferred Stock as Tier 1 capital of FIBS.
     2.3.2 FIBS shall not be obligated to cause, provide for or cooperate with any Person for the registration of the Preferred Stock under the Securities Laws.
3.0 Representations and Warranties of FIBS. FIBS represents and warrants to First Western as follows:
     3.1 Organization. FIBS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Montana, and has the requisite corporate power and authority to carry on its business as now conducted. FIBS is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is subject to and in material compliance with all applicable rules and regulations of the Federal Reserve. FIBS is a financial holding company as defined in Section 2(p) of the BHC Act and meeting the requirements set forth therein, and is not subject to an agreement under Section 4(m) of the BHC Act.
     3.2 Authority; Non-Contravention. FIBS has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by FIBS, and the consummation by it of the contemplated transactions, has been duly authorized by such corporate actions as deemed appropriate, and no other corporate proceedings are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by FIBS and constitutes a valid and binding obligation of FIBS, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. Except for Regulatory Approval and compliance with applicable Securities Laws, FIBS is not required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions.

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     3.3 Litigation and Legal Proceedings. No claim, action, suit or other proceeding is pending or, to the Knowledge of FIBS, threatened, that questions the validity of this Agreement or if adversely determined could reasonably be expected to have a Material Adverse Effect on the ability of FIBS to perform its obligations under this Agreement.
     3.4 Capitalization. As of the June 30, 2007, the authorized capital stock of FIBS consists of 20,000,000 shares of Common Stock and 100,000 shares of preferred stock with 8,156,051 shares of Common Stock and 0 shares of preferred stock issued and outstanding, all of such outstanding stock having been duly authorized and validly issued and are fully paid and non-assessable. As of the Effective Date and immediately prior to the Closing, no shares of preferred stock are issued or outstanding. No series of preferred stock is, as of the Effective Date, authorized for issuance.
     3.5 Authorization of Preferred Stock. The Preferred Stock, on the Closing Date (a) will be duly authorized by FIBS for issuance, sale and delivery pursuant to this Agreement, (b) when issued and delivered by FIBS pursuant to this Agreement against payment of the consideration therefor, will be validly issued, fully paid and non-assessable and (c) will not be subject to preemptive or other similar rights of any shareholder of FIBS, subject to any rights of setoff or other right or remedy of FIBS at Law except as contemplated by this Agreement or the terms of the Preferred Stock. No holder of Preferred Stock will be subject to personal liability solely by reason of being such a holder (it being understood that shares of the Preferred Stock may be subject to liability for indemnity setoff or other rights or remedies of FIBS as contemplated by this Agreement or the terms of the Preferred Stock). On the Closing Date, the Statement of Designations will be in full force and effect.
     3.6 No Registration. Based upon and in reliance on the representations and warranties of First Western, the offer, sale, and delivery of the Preferred Stock pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Laws. Neither FIBS nor any FIBS Affiliates or any Person acting on its or any of their behalf has offered or sold, nor will FIBS nor any FIBS Affiliates or any Person acting on its or their behalf, offer or sell directly or indirectly, any Preferred Stock or any other security in any manner that, assuming the accuracy of the representations and warranties and the performance of the covenants given by First Western in this Agreement, would render the issuance and sale of any of the Preferred Stock as contemplated hereby a violation of Section 5 of the Securities Act or the registration or qualification requirements of any Securities Laws, nor has FIBS authorized, nor will it authorize, any Person to act in such manner.
     3.7 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, or any resolution adopted by the board of directors or shareholders of, FIBS or FIBS Affiliates; (b) contravene, conflict with or result in a violation of, any Law to which FIBS or FIBS Affiliates, or any of their

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respective assets that are owned or used by them, may be subject, except for applicable notice and filing requirements under the Securities Laws, or (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material contract to which FIBS or FIBS Affiliates are a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by FIBS or FIBS Affiliates.
     3.8 Financial Reports and SEC Filings. Except to the extent failure to timely file would not have a Material Adverse Effect, FIBS has timely filed its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, and all other reports, registration statements, definitive proxy statements or information statements required to be filed by FIBS subsequent to December 31, 2003 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, the “FIBS SEC Filings”). The FIBS SEC Filings, as of the date filed, (a) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and each of the statements of financial position contained in or incorporated by reference into any such FIBS SEC Filing (including the related notes and schedules) fairly presented in all material respects FIBS’ financial position and that of its subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such FIBS SEC Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of FIBS and its subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements. As of the Effective Date, FIBS has not been advised by the SEC that there are any outstanding or unresolved comments in comment letters received from the SEC staff with respect to the FIBS SEC Filings. As of the Effective Date, FIBS has not been advised by the SEC that any of the FIBS SEC Filings is the subject of ongoing SEC review.
     3.9 Sarbanes-Oxley Act. To the extent applicable to FIBS, FIBS is in compliance in all material respects with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided in the FIBS SEC Filings pursuant to Sections 302 and 906 thereof are accurate in all material respects. To the Knowledge of FIBS as of the Effective Date, no event has occurred which would cause or require that FIBS’ outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations currently adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act, to the extent such rules and regulations are applicable to FIBS.

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     3.10 No Brokers or Finders. There are no claims against or future rights to payment from FIBS or FIBS Affiliates for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of FIBS or any of the FIBS Affiliates for which First Western is or may be liable.
     3.11 Regulatory Approvals. To the Knowledge of FIBS as of the Effective Date, no event has occurred or condition exists that would impair FIBS’ ability to obtain the Regulatory Approvals.
     3.12 Effectiveness of Representations and Warranties. Except for representations limited to a stated date or dates, the representations and warranties contained in Article 3.0 shall be true at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing.
4.0 Representations and Warranties of First Western. First Western represents and warrants to FIBS as follows:
     4.1 Organization and Qualification.
     4.1.1 First Western is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota and has the requisite corporate power and authority to carry on its business as now conducted. First Western is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to and in material compliance with all applicable rules and regulations of the Federal Reserve.
     4.1.2 Banks are commercial banking associations duly organized and validly existing under the laws of South Dakota and each has the requisite corporate power and authority to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of the Banks contained in the Disclosure Schedule reflect all amendments made thereto and are correct, complete and in effect as of the Effective Date.
     4.1.3 FWD is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota and has the requisite corporate power and authority to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of FWD contained in the Disclosure Schedule reflect all amendments made thereto and are correct, complete and in effect as of the Effective Date.
     4.1.4 First Western, the Target Subsidiaries and the Wall Bank Subsidiaries are each licensed or qualified to do business in every jurisdiction in which the nature of their respective businesses or their ownership of property

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requires them to be licensed or qualified except where the failure to be so licensed or qualified would not have a Material Adverse Effect.
     4.1.5 The Wall Bank Subsidiaries are duly organized and validly existing under the law of South Dakota and each has the requisite power and authority to carry on its respective business as now conducted. The copies of the Articles of Organization and Operating Agreement contained in the Disclosure Schedule reflect all amendments thereto and are correct, complete and in effect as of the Effective Date. The Wall Bank is the sole member of the Wall Bank Subsidiaries and no Person other than the Wall Bank has the right to become a member in or to manage the Wall Bank Subsidiaries. The Wall Bank has good and marketable title to the membership interests in the Wall Bank Subsidiaries and the Wall Bank Subsidiaries own all of their properties or assets purported to be owned by such subsidiaries, each free and clear of all security interests, liens, encumbrances, restrictions, claims or other defects in title. The Wall Bank Subsidiaries are engaged solely in the business of owning real property used by the Wall Bank as Premises or held for potential future use as Premises.
     4.2 Authority; Consent. First Western has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by First Western, and the consummation by it of the contemplated transactions, has been duly authorized by such corporate actions as deemed appropriate, and, except for the Shareholder Approval, no other corporate proceedings are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by First Western and constitutes a valid and binding obligation of First Western, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. Except for the Shareholder Approval and Regulatory Approval, neither First Western nor any Target Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions.
     4.3 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, or any resolution adopted by the board of directors or shareholders of, First Western or a Target Subsidiary; (b) contravene, conflict with or result in a violation of, any Law to which First Western or a Target Subsidiary, or any of their respective assets that are owned or used by them, may be subject or (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material contract to which First Western or a Target Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien,

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charge or encumbrance upon or with respect to any of the assets owned or used by First Western or any Target Subsidiary.
     4.4 Target Subsidiary Stock. First Western has good and marketable title to the Target Subsidiary Stock and on the Closing Date will have good and marketable title to such stock free and clear of any and all security interests, liens, encumbrances, restrictions, claims or other defects in title. The Target Subsidiary Stock held by First Western is represented by the certificate(s) (the “Certificates”) identified on the Disclosure Schedule, which includes all Certificates issued and outstanding. The Target Subsidiary Stock is not subject to any agreement, arrangement or understanding or any license, franchise or permit or any order, judgment or decree which will be breached or violated by the execution, delivery or performance of this Agreement by First Western or the consummation of the transactions contemplated by this Agreement.
     4.5 Capitalization. The authorized, issued and outstanding capital stock and other equity securities of the Target Subsidiaries is as stated on the Disclosure Schedule. There are no shares of Target Subsidiary Stock held in treasury and all of the issued shares of Target Subsidiary Stock are duly authorized and validly issued and are fully paid and nonassessable except, with respect to the Banks only, to the extent such shares may be subject to assessment under the Federal Deposit Insurance Act or as provided in SDCL §51A-3-20. None of the Target Subsidiaries have any issued or outstanding shares of preferred stock or is obligated for the payment of any note, debenture or other debt instrument, other than liability for deposits accepted in the ordinary course of business. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Target Subsidiaries to issue, sell, purchase or redeem any shares of their stock or securities or obligations of any kind convertible into or exchangeable for any shares of their stock or of any of their subsidiaries or affiliates, nor are there any stock appreciation, phantom stock or similar rights outstanding which are based, in whole or in part, upon the book value or any other attribute of any of the Target Subsidiary Stock or other securities.
     4.6 Financial Statements. The Financial Statements have been, and the Closing Financial Statements will be, prepared in accordance with GAAP, on a consistent basis during the periods involved except as stated therein. Taken together, the Financial Statements are complete and correct in all material respects and fairly and accurately in accordance with GAAP present the respective financial position, assets, liabilities and results of operations of the Target Subsidiaries at the respective dates of, and for the periods referred to, in the Financial Statements. The Financial Statements do not, and the Closing Financial Statements will not, include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Financial Statements or Closing Financial Statements misleading in any material respect as at the respective dates of and for the periods referred to in the Financial Statements or the Closing Financial Statements.
     4.7 Books and Records; Control Systems. The books of account, stock records, minute books and other records of each of the Target Subsidiaries are complete and accurate in all material respects and have been maintained in accordance with

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prudent business practices and applicable Law. Each of the Target Subsidiaries maintains a system of financial and accounting controls and procedures as are reasonable and customary, consistent with industry standards. The minute books of each Target Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of the respective Target Subsidiary.
     4.8 Loan Loss Reserve. The loan loss reserve of each Bank is as of the Effective Date equal to at least an amount consistent with the Bank’s existing policies and practices and applicable banking regulatory guidelines.
     4.9 Loans and Loan Documentation. All loans and loan commitments extended by the Banks and any extensions, renewals or continuations of such loans and loan commitments (a) were made materially in accordance with the lending policies of such Bank in the ordinary course of business and (b) are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such Bank enforceable in accordance with their terms, except (i) as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity and (ii) defects in documentation which do not present a Material Adverse Effect on the Bank and (c) are, and at the Closing will be, free and clear of any encumbrance or other charge and (d) each Bank has complied, and at the Closing will have complied in all material respects with all Laws relating to the loans and performed each of its obligations under the loan documents, in each case except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on the Bank. Except as described in the foregoing provisions of this Section 4.9, First Western makes no representation or warranty with respect to the collectibility of any of the loans. To the Knowledge of First Western, none of the loans held by the Banks is subject to any material offset or claim of offset.
     4.10 Regulatory Reporting. Since and including January 1, 2004, each Bank has filed each report or other filing that it was required to file with any federal or state banking, insurance or bank holding company authority having jurisdiction over each Bank (the “Regulatory Reports”). Each of the Regulatory Reports was true and complete in all material respects and none of the Regulatory Reports contained any untrue statement of material fact or omitted to state a material fact required to be stated or necessary to make the statements not misleading.
     4.11 Fiduciary Accounts. The Banks have properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations. Neither the Banks nor any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

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     4.12 Indemnification Claims. No action or failure to take action by any director, officer, employee or agent of First Western or a Target Subsidiary has occurred that has given rise to, or, to the Knowledge of First Western, may give rise to, a claim or potential claim by such person for indemnification by or against the Target Subsidiaries under any agreement with, or the corporate indemnification provisions of, First Western or the Target Subsidiaries or under Law.
     4.13 No Subsidiaries. None of the Target Subsidiaries owns any stock, membership interest, partnership interest, joint venture interest or any other security issued by any other corporation, limited liability company, partnership, joint venture, association, organization or entity, except investment securities owned and held for investment by the Banks in the ordinary course of their business.
     4.14 Absence of Undisclosed Liabilities. All of the obligations or liabilities of Banks (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) required to be reflected on the Financial Statements in accordance with GAAP have been so reflected. There are no material liabilities except (a) as reflected on the Financial Statements or, when delivered, the Closing Financial Statements, or (b) as stated on the Disclosure Schedule.
     4.15 No Adverse Changes. Since June 30, 2007, there has been no material adverse change either singly or in the aggregate, and no event, occurrence or development in the business of the Target Subsidiaries has arisen, that would have a Material Adverse Effect.
     4.16 Absence of Certain Developments. Since June 30, 2007, a Target Subsidiary has not:
     4.16.1 issued or sold any of its equity securities, instruments or obligations convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any of its notes, bonds or other securities;
     4.16.2 (a) redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its respective equity securities, or (b) declared or paid any dividends or distributions payable in property or equity securities with respect to any of its equity securities or (c) declared or paid any dividends in cash, except for Permitted Distributions;
     4.16.3 borrowed any amount or incurred or become subject to any liability, except liabilities incurred in the ordinary course of business on a short-term basis and disclosed on the Financial Statements;
     4.16.4 paid any liability other than in the ordinary course of business;
     4.16.5 mortgaged, pledged or subjected to any lien or other encumbrance, any of their assets except (a) liens and encumbrances for current property taxes and special assessments not yet due and payable; and (b) pledges to secure

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deposits of governmental agencies to the extent required by Law; and (c) pledges or liens to secure Federal Home Loan Bank borrowings;
     4.16.6 sold, assigned or transferred or agreed to sell, assign or transfer (including, without limitation, transfers to any employees, shareholders or affiliates of Target Subsidiaries), any assets except assets sold, assigned or transferred in the ordinary course of business;
     4.16.7 cancelled any debts or claims or waived any rights with a value in excess of $25,000.00, except in the ordinary course of business or upon payment in full;
     4.16.8 taken any other action or entered into any other transaction other than in the ordinary course of business;
     4.16.9 made or granted any bonus, wage, salary or compensation increase, except as consistent in the aggregate with past practice, or made or granted any severance or termination pay, to any director, officer, employee, or consultant, or entered into any employment contract;
     4.16.10 made or granted any increase in any employee benefit plan or arrangement, except as consistent in the aggregate with past practice, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by law;
     4.16.11 made any capital expenditures or commitments therefor in excess of $25,000.00; or
     4.16.12 entered into any “covered transaction” as that term is defined in Section 23A of the Federal Reserve Act or Regulation W; or
     4.16.13 entered into, modified, amended or terminated any Intercompany Agreement.
     4.17 Properties.
     4.17.1 Each Target Subsidiary owns good and marketable title to, or leases under valid lease, all of the real and personal property, tangible and intangible, used in the conduct of its business or stated in the Financial Statements, free and clear of all liens, encumbrances, mortgages, security interests or title retention agreements of any kind or nature. Each lease of real or personal property with a Target Subsidiary as lessee has a remaining term as of the Effective Date of not less than twelve (12) calendar months.
     4.17.2 The Disclosure Schedule correctly sets forth a brief description of each lease for real or personal property to which a Target Subsidiary is a party as lessee or lessor (the “Leases”). The Leases are in full force and effect in all

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respects and neither the Target Subsidiary nor any of the other parties to any of such Leases is in default, and no circumstances exist which could result in such default, under any of the Leases. There has been no cancellation, breach or anticipated breach by any other party to any Lease.
     4.17.3 All of the buildings, fixtures, furniture and equipment used in the conduct of the business of the Target Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and is usable in the ordinary course of business. A Target Subsidiary has not suffered any material damage, destruction or loss, whether as a result of fire, explosion, flood, casualty, act of God or nature or other casualty or event, whether or not covered by insurance, which has or is likely to cause a Material Adverse Effect.
     4.17.4 Neither the Target Subsidiaries nor any of the buildings owned or leased by Target Subsidiaries is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the ownership or operation of its business.
     4.18 Environmental Matters. There are no actions, suits, investigations, liabilities, inquiries or orders involving First Western or any of the Target Subsidiaries or any of their respective assets that are pending or, to the Knowledge of First Western or any First Western Affiliates threatened, and relating to the presence, generation, storage, use or disposal of any substance in, under or upon the Premises or any real property which a Target Subsidiary had or has a fee or leasehold interest, nor, to the Knowledge of First Western or First Western Affiliates, is there any factual basis for any of the foregoing. None of the Target Subsidiaries is or was the owner of, or held any interest in, real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of which substances if known to be present on, at or under such property would require clean up, removal or other remedial action under any Law.
     4.19 Tax Matters.
     4.19.1 First Western has made an election to be subject to Subchapter S of the Code and elections for each of the Target Subsidiaries, and any entity acquired by First Western after the date of First Western’s initial election, to be a qualifying subchapter S subsidiary of First Western (the “S Election”). Each Person required to consent to or approve of the elections have so consented or approved. The S Election has been in effect since the dates set forth in the Disclosure Schedule and has remained continuously in effect for all periods since such dates. Neither First Western nor any other Person has taken any action to revoke or terminate the S Election and, to the Knowledge of First Western and First Western Affiliates, no event has occurred which would, or with the passage of time would, cause the voluntary or involuntary termination of the S Election.
     4.19.2 Each of First Western and Target Subsidiaries have filed or will file all Tax and Tax information returns or reports required to be filed by them and have paid (or have or will accrue, prior to the Closing Date, amounts for the

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payment of) all Taxes relating to the time periods shown to be due upon such returns and reports. The accrued taxes payable accounts for Taxes and provision for deferred Taxes are on the date of this Agreement, or will be, at the Closing Date, sufficient for the payment of all unpaid Taxes of the Target Subsidiaries accrued for or applicable to all periods ended on or prior to the Closing Date or which may subsequently be determined to be owing with respect to any such period. Neither First Western nor any Target Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. All Taxes shown to be due and payable, for any period ending at, prior to or including the Closing Date shall have been paid by or on behalf of the Target Subsidiaries or shall be reflected as an accrued Taxes liability determined in a manner which is consistent with generally accepted accounting principles and past practices and as used in the Financial Statements. Since the dates of the S Election set forth on the Disclosure Schedule, no Tax returns of First Western or Target Subsidiaries have been audited by any governmental authority and all Tax returns are complete and accurate as filed. There are no unresolved questions, claims or disputes asserted by any taxing authority concerning the liability for Taxes of First Western or Target Subsidiaries.
     4.19.3 First Western has delivered to FIBS true, correct and complete copies of all Tax returns filed by First Western and each Target Subsidiary for fiscal years ending December 31, 2004, 2005 and 2006 and any tax examination reports and statements of deficiencies assessed or agreed to for any of First Western and Target Subsidiary for any such fiscal years.
     4.20 Contracts and Commitments. None of the Target Subsidiaries is a party to (i) a collective bargaining agreement or contract with any labor union, (ii) is a party to any contract for the employment of any officer, individual employee or other person on a part-time, full-time or consulting basis, (iii) a written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), or (iv) other agreement which is not entered into in the ordinary course of business. Each Target Subsidiary has performed all obligations required to be performed by it and none of the Target Subsidiaries is in receipt of any claim of default under any contract or commitment or has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment.
     4.21 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of First Western and First Western Affiliates, threatened, against the Target Subsidiaries, at law or in equity, or before or by any federal, state, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which, if adversely determined would have a Material Adverse Effect.
     4.22 No Brokers or Finders. There are no claims against or future rights to payment from the Target Subsidiaries for brokerage commissions, finders’ fees,

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investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of the Target Subsidiary.
     4.23 Employees. Target Subsidiaries have complied in all material respects with all Law relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes. The Target Subsidiaries do not have any material labor relations problem pending and its labor relations are satisfactory.
     4.24 Employee Benefit Plans and ERISA.
     4.24.1 The Disclosure Schedule sets forth a true and complete list of each employee benefit plan (as defined in Section 3(3) of ERISA) that is, or within the five (5) years preceding the Effective Date, was maintained or contributed to by First Western or the Target Subsidiaries (the “Plans”). Each of the Plans has been maintained in compliance with its terms and in compliance with all applicable laws including ERISA and the Code.
     4.24.2 First Western and the Target Subsidiaries have classified all individuals (including but not limited to independent contractors and leased employees) appropriately under the Plans, except if any individuals have not been appropriately classified under any of the Plans or if the First Western or the Target Subsidiaries’ classification is later determined to be erroneous or is retroactively revised, such error in classification will not cause the Target Subsidiaries to incur any material liability, loss or damage.
     4.24.3 Neither First Western, the Target Subsidiaries or any First Western Affiliate has ever contributed to or been obligated to contribute to (i) a multiemployer plan (within the meaning of Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA (iii) an arrangement maintained in connection with any trust described in Section 501(c)(9) of the Code, or (iv) an arrangement subject to the minimum funding standards of ERISA Section 302 or Code Section 412.
     4.24.4 None of the Target Subsidiaries has nor will have at any time after Closing any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees.
     4.24.5 Except for the Deferred Liabilities, no employee or former employee of the Target Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) due from or payable by the Target Subsidiaries as a result of the transactions contemplated hereby. In addition, as of the Closing Date, and except for the Deferred Liabilities, there exist no written or oral agreements that would entitle any such

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employee or former employee to such benefit as a result of any transaction affecting any of the Target Subsidiaries that may occur after the Closing Date.
     4.24.6 Except with respect to the Deferred Liabilities, the Target Subsidiaries have no obligation under any “nonqualified deferred compensation plan” within the meaning of Code Section 409A. As of the Closing Date, the Deferred Liabilities will be in compliance with Code Section 409A.
     4.25 Insurance. The Disclosure Schedule lists each insurance policy maintained by the Target Subsidiaries or by First Western for the benefit of a Target Subsidiary. All of such insurance policies are in full force and effect and neither First Western nor the Target Subsidiaries are in default with respect to its obligations under any of such insurance policies. To the Knowledge of First Western, there are no unreported or pending claims under any of such insurance policies.
     4.26 Affiliate Transactions. None of (a) First Western or the First Western Affiliates, (b) any officer or director of the Target Subsidiaries, nor any member of the immediate family of any such officer or director, or (c) any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market, a corporation or a limited partnership of which less than ten percent (10%) of the stock or limited partnership interest is beneficially owned by any of such persons), has any loan agreement, note or borrowing arrangement or any other agreement with the Target Subsidiaries or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Target Subsidiaries, except for (i) consumer or household loans made by the Bank and not subject to Federal Reserve Regulation O or (ii) commercial, commercial real estate or agricultural loans made in compliance with Federal Reserve Regulation O and with a principal balance or commitments for future advances in an aggregate amount per loan not exceeding $250,000.00, (iii) deposit account agreements and similar agreements entered in the ordinary course of the Bank’s business on customary terms and conditions, or (iv) otherwise identified on the Disclosure Schedule.
     4.27 Compliance with Laws; Permits. The Target Subsidiaries have complied in all material respects with Laws which affect the business or any owned or leased properties of the Target Subsidiaries or to which the Target Subsidiaries may be subject. No claims have been filed or, to the Knowledge of First Western, been asserted by any such governments or agencies against the Target Subsidiaries alleging a violation of any such Law which have not been resolved to the satisfaction of any such governments or agencies. The Target Subsidiaries each hold all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business. None of the Target Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, a Regulator, nor have any of them been advised by any Regulator that it is contemplating issuing or

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requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.
     4.28 Intangible Property Rights. The Target Subsidiaries will, as of the Closing Date each own or exclusively hold all rights to, free and clear of all liens, claims and restrictions, including, without limitations, obligations for the payment of royalties or other compensation for the use of, all patents, trademarks, service marks, trade names, trade secrets and copyrights used in the conduct of its business as now conducted, including, without limitation the “First Western” name and associated marks, except for the Insurance Agency as provided in Section 5.29. Neither First Western nor a Target Subsidiary has received any notice of any facts which indicate that each of them does not either (i) own or (ii) have the unrestricted right to the use of, all know-how, customer lists, inventions, designs, processes, computer programs and technical data necessary to the development, operation and conduct of its business, including trade secrets, free and clear of any rights, liens and claims of others. Neither First Western nor a Target Subsidiary has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any Person.
     4.29 Directors, Officers and Key Employees. The Disclosure Schedule states a complete list of all of the directors, advisory directors and executive officers of the Target Subsidiaries.
     4.30 Deferred Liabilities. The Deferred Liabilities do not, and will not as of the Closing, exceed the Deferred Liability Amount. Each of the Deferred Liabilities is, or will be as of the Closing Date, a valid and binding obligation of the respective Target Subsidiary and has been created, authorized and administered in accordance with Law. The Deferred Liability Documents state the entire obligations of the Target Subsidiaries with respect to the Deferred Liabilities.
     4.31 Disclosure. First Western has not knowingly withheld from FIBS, nor will knowingly withhold from FIBS, any material facts relating to the assets, business, operations, financial condition or prospects of the Banks.
     4.32 Disclosure Schedule. The matters stated on the Disclosure Schedule shall be interpreted as being incorporated into, or as exceptions to, or to otherwise limit, as the case may be, the representation and warranties stated in Article 4.0, to the extent such matters refer to a section or sections contained within Article 4.0.
     4.33 Securities Law Compliance.
     4.33.1 The Preferred Stock and the Common Stock issuable upon conversion thereof (collectively, the “FIBS Securities”) have not been and will not be registered under the Securities Act or other Securities Laws. The FIBS Securities are “restricted securities” as defined in Rule 144 under the Securities

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Act and are being offered and sold in reliance on one or more exemptions from the registration requirements of the Securities Laws.
     4.33.2 No agency, governmental authority, regulatory body, stock market or other entity (including, without limitation, the Federal Reserve, the SEC or any state securities commission) has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the FIBS Securities. The FIBS Securities are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, by any other governmental agency, or otherwise.
     4.33.3 No information furnished by FIBS or any of FIBS’ directors, officers, employees, advisors, agents or representatives constitutes investment, accounting, legal or tax advice, and First Western is relying solely upon itself and its professional advisors for such advice.
     4.33.4 First Western has reviewed and understands fully the terms and conditions of the Preferred Stock as contained in Exhibit A, including, without limitation, restrictions regarding transferability and setoff rights and other limitations as set forth therein.
     4.33.5 First Western is acquiring the FIBS Securities for its own account, for investment purposes only, and not with a view to any resale or distribution in violation of the registration requirements of the Securities Laws. Notwithstanding the foregoing, it is contemplated that First Western may effect a transfer of the Preferred Stock to a trust or other similar entity, subject to the provisions of Section 9.4. First Western and any permitted transferee(s) of the FIBS Securities will not offer, sell or otherwise transfer any of the FIBS Securities except under circumstances that will not result in a violation of the Securities Laws and only after all other requirements set forth in this Agreement and the Preferred Stock have been satisfied. In the event First Western establishes a trust or other similar entity to hold the FIBS Securities consistent with the foregoing, First Western shall comply with all applicable Laws, including the Securities Laws, in connection with the formation, funding and operation of such trust or other similar entity and, at the request of FIBS, shall provide reasonable assurances of such compliance to FIBS.
     4.33.6 First Western has been given a reasonable opportunity to review all documents, filings, reports, books and records of FIBS pertaining to an investment in the FIBS Securities, has been supplied with all additional information concerning FIBS and the FIBS Securities that it has requested, has had a reasonable opportunity to ask questions of and receive answers from FIBS or its representatives concerning the investment, and all such questions have been answered to First Western’s full satisfaction.

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     4.33.7 An investment in the FIBS Securities is subject to substantial risks. First Western has adequate means of providing for its current needs and possible contingencies, and is able to bear the economic risk associated with the investment.
     4.33.8 There is no public market for the FIBS Securities and a future public market for resale of the FIBS Securities may never exist. Without limiting the foregoing, there have been no promises or other representations made regarding any listing of the Common Stock on any securities exchange for public trading, any redemption or repurchase of the FIBS Securities by FIBS or any merger or acquisition of FIBS.
     4.33.9 The FIBS Securities, and any securities issued in respect thereof or exchange therefor, shall bear restrictive legends in substantially the form as set forth in Exhibit A.
     4.33.10 First Western has not purchased the FIBS Securities as a result of any general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act), including advertisements, articles, press releases, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.
     4.33.11 First Western is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the FIBS Securities and making an informed investment decision.
     4.33.12 The information regarding the identity, ownership and residence of the First Western shareholders as provided to FIBS prior to or contemporaneously with the execution hereof is true, accurate and complete. Except for such shareholders, there are no holders of the common stock, preferred stock or other equity securities of First Western. Each First Western shareholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the FIBS Securities and making an informed investment decision.
     4.34 Effectiveness of Representations and Warranties. Except as otherwise specified on the Disclosure Schedule (including any amendments consented to by FIBS) or except for representations limited to a stated date or dates, the representations and warranties contained in Article 4.0 shall be true at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing.

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5.0 Pre-Closing Covenants.
     5.1 Conduct of Business. From and after the date of this Agreement until the Closing Date, unless FIBS shall otherwise agree in writing or as otherwise expressly permitted by other provisions of this Agreement, First Western shall cause the Target Subsidiaries and the Wall Bank Subsidiaries to conduct their respective business as follows:
     5.1.1 The business of the Target Subsidiaries shall be conducted only in, and the Target Subsidiaries shall not take any action except in, the ordinary course of business, on an arms-length basis or as permitted under Regulation W of the Federal Reserve, and in accordance in all material respects with Law.
     5.1.2 A Target Subsidiary shall not, without the prior written consent of FIBS (which consent FIBS may grant or withhold in its sole direction), directly or indirectly take or cause to be taken or permit to occur any event within its reasonable control as a result of which (a) any of the changes or events listed in Section 4.16 would occur or (b) any of the representations or warranties of First Western fail to be materially correct. Without limiting the foregoing, a Target Subsidiary shall not and shall not permit the Wall Bank Subsidiaries to:
     (a) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity securities;
     (b) sell, assign, transfer, mortgage, pledge or encumber any of its assets except for purchases and sales arising from repurchase agreements with Bank depositors entered in the ordinary course of the Bank’s business;
     (c) amend or propose to amend its respective articles of organization, articles of association, articles of incorporation, charter or bylaws;
     (d) split, combine or reclassify any outstanding shares of its equity securities, or declare, set aside or pay any dividend or other distribution payable in property or stock, or declare or pay any dividend or other distribution in cash on or with respect to its equity securities except the Permitted Distributions;
     (e) redeem, purchase, acquire or offer to redeem, purchase or acquire, directly or indirectly, any shares of its equity securities;
     (f) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, association, partnership, joint venture or other business organization or material assets thereof except in connection with customary lending and collection activities;

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     (g) borrow any amount or incur or become subject to any liability, except deposit liabilities incurred in the ordinary course of business;
     (h) make capital expenditures or commitments therefor in the aggregate in excess of $100,000.00;
     (i) discharge or satisfy any material lien or encumbrance on its properties or assets or pay any liability except in the ordinary course of business;
     (j) other than for adequate consideration, cancel any material debt or claims or waive any rights of material value; or
     (k) purchase or sell any security held for investment, whether held to maturity or available for sale, including, without limitation, any derivative instruments other than (i) purchases of securities issued by the United States or any agency thereof with maturities of less than three (3) years or (ii) sales of securities which mature not more than ninety (90) days following the date of sale; provided, however, such restrictions shall not effect the purchase or sale of federal funds, Federal Reserve stock or Federal Home Loan Bank stock in amounts required by law or otherwise consistent with prudent banking practices and Bank policies or (iii) purchases and sales arising from repurchase agreements with Bank depositors entered in the ordinary course of the Bank’s business; or
     (l) modify, terminate, or waive any material term of or amend any Intercompany Agreement or Deferred Liability Document or enter any agreement which would be an Intercompany Agreement or take any action to adopt a Deferred Liability Document, except (a) for the assignment to the Banks, or either of them, of the Employment Agreement between First Western and Bruce Rampelberg dated as of December 30, 2003 and the assumption by the Banks of the obligations of First Western under such agreement and arising on or after the Closing Date or (b) adoption of a Deferred Liability Document in the form provided in the Disclosure Schedule or (c) amendments to, or termination of, Intercompany Agreements required under this Agreement;
     (m) will, upon reasonable request of FIBS, maintain a system of financial and accounting controls and procedures as are reasonable and customary, consistent with industry standards, and as are reasonably necessary to allow FIBS, following the Closing, to satisfy its SEC filings obligations under the Exchange Act in a reasonable and timely manner, as such obligations relate to evaluations, attestations and certifications regarding such controls and procedures to be made by the management and independent auditor of FIBS; provided, however, if First Western or Target Subsidiaries incur expenses payable to third parties by reason of a

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request of FIBS, FIBS shall reimburse First Western or Target Subsidiaries for such expenses; or
     (n) will, upon reasonable request of FIBS, make adequate preparation for an audit of its financial statements and accounting records for the year ending December 31, 2007, including, without limitation, preparing work papers, records, reconciliations and supporting schedules and performing all other tasks and actions reasonably necessary to allow an independent registered public accounting firm to complete such audit in a reasonable and timely manner; provided, however, if First Western or Target Subsidiaries incur expenses payable to third parties by reason of a request of FIBS, FIBS shall reimburse First Western or Target Subsidiaries for such expenses.
     5.1.3 First Western and Target Subsidiaries shall not, directly or indirectly, (a) enter into, or modify any Plan, employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, except as consistent in the aggregate with past practice, or any severance or termination pay to any director, officer, employee, group of employees or consultant to a Target Subsidiary or (b) adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees of a Target Subsidiary, except for amendments required by Law.
     5.1.4 Each Target Subsidiary shall use its best efforts to cause its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse.
     5.1.5 A Target Subsidiary shall not enter into any settlement or similar agreement with respect to, or take any material action with respect to the conduct of, any material action, suit, proceeding, order or investigation without the prior written approval of FIBS.
     5.1.6 Each Target Subsidiary shall preserve intact in all material respects its business organization and goodwill and shall use reasonable efforts to keep available the services of its officers and employees as a group and preserve intact all material agreements. The managing officers of each Target Subsidiary shall confer on a regular and frequent basis with representatives of FIBS, as reasonably requested by FIBS from time to time, to report on operational matters and the general status of ongoing operations.
     5.1.7 Except as required by this Agreement, neither Bank shall take any action with respect to investment securities held or controlled by any of them inconsistent with past practices or alter its investment portfolio duration policy as heretofore in effect.

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     5.1.8 Neither Bank shall make any loans or loan commitments including any refinancings, modifications, renewals or extensions which, when aggregated with existing loans or commitments to the borrower or attributed to the borrower in accordance with “loan to one borrower” or similar requirements of Law applicable to the Bank would be in excess, in the aggregate, of $750,000.00 (such approval to be deemed obtained if FIBS fails to respond to notice setting forth the material terms of any proposed commitment within two (2) business days). The foregoing written approval requirement (a) shall not apply to loans, refinancings, modifications, renewals or extensions for which a Bank is committed on or prior to the Effective Date and (b) shall be applied, where necessary, to the aggregate amount held or to be held by the Banks under participation, sharing or similar agreements between the Banks.
     5.1.9 As to properties subject to Leases, the Target Subsidiaries shall not renew, exercise an option to extend, cancel or surrender any Lease of real property nor allow any such Lease to lapse without the consent of FIBS (other than Leases with terms or extensions of six (6) months or less).
     5.1.10 Each Target Subsidiary and the Wall Bank Subsidiaries shall maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty accepted, and maintain policies of insurance upon its assets and to pay all premiums on such policies when due.
     5.2 Response and Commitments by FIBS.
     5.2.1 In all instances where FIBS’ consent is required by Section 5.l, FIBS shall use reasonable efforts to respond on a timely basis.
     5.2.2 If FIBS withholds its approval of any loan or commitment contemplated by Section 5.1.8, FIBS shall not and FIBS shall not permit any FIBS Affiliate to make or at any time participate or otherwise hold any interest in such loan or commitment or knowingly transact any banking business with such customer of the Banks or their affiliates.
     5.3 Regulatory Approvals. At its sole expense, FIBS shall make application as soon as practicable but in any event within thirty (30) days after the Effective Date for all Regulatory Approvals to validly consummate the transactions contemplated by this Agreement and shall thereafter continue to pursue such approvals diligently. FIBS will promptly provide First Western’s counsel with a copy of all applications for Regulatory Approvals filed by it, as well as, to the extent not prohibited by Law, copies of all correspondence with regulatory authorities pertaining to such applications. First Western shall and shall cause the Target Subsidiaries to cooperate with FIBS in the preparation and filing of all documents required to obtain Regulatory Approval, and upon request by FIBS, each of them shall use all reasonable efforts to take any other actions necessary to obtain Regulatory Approval.

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     5.4 Insurance Agency. First Western shall cause the Insurance Agency to conduct its business in the ordinary course and in compliance with Law. At Closing, First Western shall grant to FIBS a right of first refusal and option to purchase the Insurance Agency, stock and other equity securities upon the terms, conditions and covenants set forth in Exhibit B (the “Agency Agreement”).
     5.5 Real Property Information and Title Policies. As soon as practical after the Effective Date, but in any event no later than thirty (30) days after the Effective Date, First Western shall obtain and deliver to FIBS, ownership and encumbrance or similar reports from title insurance companies reasonably acceptable to FIBS with respect to each of the Premises. FIBS will reimburse First Western for fifty percent (50%) of the costs incurred for obtaining such reports. Upon request of FIBS, First Western shall cure, prior to the Closing Date, any exceptions to title identified in the ownership and encumbrance reports other than Permitted Exceptions sufficient for the issuance of a Title Policy for each of the Premises and stating the record owner as the appropriate Target Subsidiary.
     5.6 Loan Loss Reserve. First Western shall cause the Banks, no later than the Business Day prior to the Determination Date, to cause their respective reserve for possible loan and lease losses to be equal to (a) 1.00% of the total loans outstanding of such Bank as of the Business Day prior to the Determination Date plus (b)(i) in the case of the Wall Bank, $4,950,000.00 and (ii) in the case of the Sturgis Bank, $6,050,000.00.
     5.7 Certain Loans and Related Matters. Promptly following preparation of the reports or statements consistent with existing practices (but not less frequently than each calendar quarter) of First Western or the Banks, First Western shall or shall cause the Banks to furnish to FIBS (a) all of Banks’ periodic internal credit quality reports, (b) total loans of Banks for each category classified as non-accrual, as restructured, as ninety (90) days past due, as still accruing and doubtful of collection, (c) other real estate owned by Banks, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of Banks with respect to any loans, loan participation or state or municipal obligations or revenue bonds, and (e) any standby letters of credit issued by Banks. The reports required hereunder shall be in the form customarily presented to the Banks’ boards of directors as the case may be, and will be provided to FIBS when customarily provided to the respective board of directors.
     5.8 Interim and Closing Financial Statements. First Western shall furnish FIBS with Target Subsidiaries’ balance sheets and the related statements of income, (a) within ten (10) calendar days after the end of each such calendar month, together with such other financial information and statements as reasonably requested by FIBS and (b) within five (5) calendar days after the Determination Date (the “Closing Financial Statements”). Such financial statements shall be prepared on a basis consistent with the Financial Statements and on a consistent basis during the periods involved but need not be audited.
     5.9 Changes in Disclosure Schedule. First Western shall promptly notify FIBS in writing of any material inaccuracies in or changes to the Disclosure Schedule.

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Any notice relating to the inaccuracy or change in the Disclosure Schedule shall not have the effect of making any representation or warranty true and correct as of a date prior to the date of such notice, nor shall such notices have the effect of satisfying the conditions set forth in Article 6.0.
     5.10 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
     5.11 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate when made, at the Closing Date or at any time prior to the Closing Date and (b) any failure of such party to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it.
     5.12 Access to Information and Properties.
     5.12.1 Between the date of this Agreement and the Closing Date, First Western shall permit and shall cause Target Subsidiaries to permit FIBS, at FIBS’ cost and expense, full access at all reasonable times to its respective properties and shall disclose and make available (together with the right to copy) to FIBS and its agents all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Target Subsidiaries. No investigation or further inspection by FIBS shall affect the representations and warranties made by First Western. This Section 5.12 shall not be interpreted to require the disclosure of any information the disclosure of which to FIBS would be prohibited by any Law.
     5.12.2 First Western shall, and shall cause the Target Subsidiaries to allow, a representative of FIBS to attend as an observer all meetings of the boards of directors and committees of the boards of directors of the Target Subsidiaries. First Western shall give FIBS reasonable notice of any such meeting and, if known, the agenda for or business to be discussed at such meeting and shall provide FIBS all information provided to the directors on all such boards, in each case excluding information which is subject to any restriction or disclosure under Law. Notwithstanding the foregoing, FIBS representatives shall not be permitted to attend any portion of a meeting and First Western shall not be required to provide FIBS with any materials, if the attendance or provision would violate applicable Law or constitute a waiver of the attorney client privilege by First Western or a Target Subsidiary.
     5.12.3 Without limiting the foregoing, upon the request of FIBS, First Western shall, and shall cause the Target Subsidiaries to, allow independent certified public accountants selected by FIBS to complete a financial statement audit of the Target Subsidiaries at FIBS’ sole cost and expense. At the request

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of First Western, FIBS will provide copies to First Western of all management letters and audit reports relating to the Target Subsidiaries.
     5.13 Filing of Tax Returns and Adjustments. First Western shall and shall cause the Target Subsidiaries to file, on or before the due date (as it may be extended), all Tax returns for all Tax periods ending on or before the Closing Date. First Western shall provide copies of all such returns not later than fifteen (15) days prior to the filing of such returns. FIBS shall make FIBS and Target Subsidiaries employees available to First Western, at no cost to First Western and at reasonable times to furnish necessary data to enable First Western to prepare such tax returns and final Bank or holding company regulatory reports.
     5.14 Shareholder Approval and Securities Law Compliance. First Western shall promptly and in any event on or before the 45th day following the Effective Date, call a special meeting of shareholders or circulate a shareholder written consent for the purpose of seeking Shareholder Approval, such meeting to be held or such consent to be obtained on or before the 75th day following the Effective Date, all in accordance with applicable Law; provided, however, that such deadlines shall be extended if and to the extent necessary (i) to allow FIBS and its counsel a reasonable opportunity to review and comment on all financial and other information necessary or appropriate for inclusion in the Joint Disclosure Statement (as defined below), and to allow the Joint Disclosure Statement to have been approved by FIBS and First Western and their respective counsel for release to the First Western shareholders, and (ii) if deemed necessary by FIBS or First Western, to allow for the Federal Reserve to consent to or approve the Preferred Stock for qualification as Tier 1 capital of FIBS. As soon as practicable after the Effective Date, First Western and FIBS will prepare a joint information statement and private placement memorandum (the “Joint Disclosure Statement”) relating to (i) the special meeting or written consent pursuant to which the Shareholder Approval will be solicited, and (ii) the private offering of the FIBS Securities by FIBS. Each party shall promptly furnish to the other all information as may be reasonably requested in connection with preparation of the Joint Disclosure Statement and any action related thereto. First Western shall not solicit any Shareholder Approval except by means of the Joint Disclosure Statement which shall be furnished to the First Western shareholders not less than ten (10) days prior to the special meeting or effectiveness of the written consent, as the case may be, subject to applicable Law. First Western shall not distribute or circulate the Joint Disclosure Statement to any First Western shareholder until FIBS and its counsel have had a reasonable opportunity to review and comment on all financial and other information necessary or appropriate for inclusion in the Joint Disclosure Statement and the Joint Disclosure Statement has been approved by FIBS and First Western and their respective counsel for release to the First Western shareholders. Subject to the fiduciary obligations of First Western’s directors, the Joint Disclosure Statement shall include a statement to the effect that First Western’s Board of Directors has recommended that the First Western shareholders approve this Agreement and the transactions contemplated hereby. First Western covenants and agrees that none of the information relating to First Western contained in the Joint Disclosure Statement at the time the Joint Disclosure Statement is furnished to the First Western shareholders, or at the time

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the Shareholder Approval is obtained, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of the Shareholder Approval. FIBS covenants and agrees that none of the information relating to FIBS contained in the Joint Disclosure Statement at the time the Joint Disclosure Statement is furnished to the First Western shareholders, or at the time the Shareholder Approval is obtained, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of the Shareholder Approval. First Western shall permit one or more FIBS representatives to attend any shareholder meeting in which this Agreement or the contemplated transactions are discussed. FIBS shall take any action required to be taken under applicable Securities Law, including notice and filings under state “blue sky” laws, in connection with the offer and sale of the FIBS Securities.
     5.15 FIBS Benefit Plans. FIBS will cause each employee benefit plan that the employees of the Target Subsidiaries who are continuing employees after the Closing are eligible to participate in to take into account for purposes of eligibility and vesting thereunder service by such employees with a Target Subsidiary as if such service were with FIBS or any of its subsidiaries, as the case may be, to the same extent that such service was credited under a comparable plan of First Western immediately prior to the Closing. Target Subsidiary employees will retain credit for unused vacation and sick days which are accrued or will be accrued with a Target Subsidiary as of the Closing. If any Target Subsidiary employees become eligible to participate in a medical, dental or health plan of FIBS or its subsidiaries, FIBS shall cause, to the extent permitted by such plans and Law, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, dental or health plans of First Western, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries under similar plans of First Western from the beginning of First Western’s plan year, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or such employee’s beneficiaries on or after the Closing to the extent such employee or such employee’s beneficiaries had satisfied any similar limitation or requirement under an analogous plan prior to the Closing.
     5.16 Director and Officer Insurance. FIBS shall use commercially reasonable efforts to acquire and to keep in effect until the third anniversary of the Closing Date, endorsements or riders to its existing director and officer insurance policies to provide for insurance coverage, on the same terms and conditions available under FIBS’ existing policies, for acts or omissions of Target Subsidiary directors and officers occurring on or prior to the Closing Date with respect to which claims are first made after the Closing Date. If such endorsements or riders are not obtained by FIBS, First Western and FIBS shall cooperate to acquire extended coverage of acts or omissions

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under First Western or Target Subsidiaries existing director and officer liability policies of insurance commonly referred to as “tail coverage”, on terms reasonably satisfactory to FIBS and First Western. Premiums or other costs for tail coverage under First Western or Target Subsidiary policies will be borne equally by First Western and FIBS. Unless paid by First Western, First Western’s share of premiums or other costs of tail coverage shall be considered Target Subsidiary Transaction Expenses.
     5.17 Accounting and Other Adjustments. First Western shall cause each Target Subsidiary, to (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance or reserves for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of FIBS, on a consolidated basis after the Effective Time, in each case as FIBS shall reasonably request, provided, however, that (y) a Target Subsidiary shall not be obligated to take any such requested action until immediately prior to the Closing and following FIBS reasonable assurances that all conditions precedent to FIBS’ obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and (z) any adjustment not otherwise specifically required by this Agreement and requested by FIBS under this Section 5.17 (i) shall not be considered a Target Subsidiary Transaction Expense, (ii) shall not be given effect in calculating the Aggregate Adjusted Shareholders Equity and (iii) shall not constitute a breach of this Agreement by First Western.
     5.18 Other Transactions. Unless or until this Agreement is terminated, First Western will not, and will cause each Target Subsidiary not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any unsolicited inquiries or proposals from any Person relating to any offer or potential transaction for the acquisition of the controlling interest in any of First Western or the Target Subsidiaries, or the merger, share exchange or other reorganization of First Western or Target Subsidiaries with any Person or the sale of assets by First Western or a Target Subsidiary outside of the ordinary course of business.
     5.19 No Resale Intention. FIBS is acquiring the Target Subsidiaries for its own account with no present intention to sell the Banks to any entity not controlled by FIBS.
     5.20 Amendment of Intercompany Leases. Prior to the Closing, First Western shall cause the Target Subsidiaries and the Insurance Agency to amend any lease or occupancy agreement to provide for the termination of such lease or occupancy agreement between a Target Subsidiary and the Insurance Agency upon (a) the sale by First Western of any Insurance Agency stock to any Person other than FIBS or (b) the sale of all or substantially all of the assets of Insurance Agency or (c) upon notice of a Target Subsidiary given not less than 180 days prior to the effective date of the

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termination, such termination to be without further liability or obligation of a Target Subsidiary.
     5.21 Amendment of Data Processing Agreements. Prior to Closing, First Western shall and shall cause FWD and the Insurance Agency to amend all agreements for the provision of services by FWD to the Insurance Agency or to First Western to permit FWD to terminate the agreements upon not less than 180 calendar days written notice to the Insurance Agency, such termination without obligation of FWD for the payment of any termination fee, penalty, damages, liquidated damages or other amount to Insurance Agency.
     5.22 Premises Inspection. First Western shall permit, and cause the Target Subsidiaries to permit, FIBS to inspect the Premises, at FIBS’ sole cost and expense, including, without limitation, environmental, building, engineering and structural inspections. FIBS shall complete its inspection of the Premises and notify First Western in writing of any Premises Defects as soon as reasonably practical but not later than sixty (60) days following the Effective Date. First Western shall promptly repair or otherwise remedy any Premises Defect to the satisfaction of FIBS prior to the Closing Date. “Premises Defect” means the presence of a hazardous substance or hazardous material, including, without limitation, asbestos or lead paint, in, under or upon one or more Premises, or reasonably expected to affect the value, use or occupancy of one or more Premises, the remediation or repair of which, or the estimated diminution of the value of the Premises caused by such condition, is reasonably expected to exceed $300,000.00 individually or, together with all other Premises Defects, is expected to exceed $1,000,000.00.
     5.23 Intercompany Liability and Agreements. First Western shall cause all liabilities of a Target Subsidiary to First Western or Insurance Agency to be paid, satisfied, discharged and released prior to the Determination Date. Except as otherwise contemplated by this Agreement, prior to Closing First Western shall cause all agreements between either First Western or the Insurance Agency and a Target Subsidiary to be terminated without further obligation of a Target Subsidiary for the payment of any termination fee, penalty, damages, liquidated damages or other amount to First Western or the Insurance Agency including, without limitation, management, consulting or similar agreements between First Western and a Target Subsidiary and if requested by FIBS dual employee or similar agreements under which Target Subsidiary employees provide services to or receive compensation from First Western or the Insurance Agency.
     5.24 Required Financing. FIBS shall use its commercially reasonable best efforts to obtain the Required Financing on terms acceptable to FIBS in its sole discretion and to close the transactions for the Required Financing prior to or simultaneously with the Closing. FIBS will advise First Western whenever it anticipates obtaining any of the Required Financing and the anticipated terms thereof and discuss the available alternatives with First Western.

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     5.25 Federal Reserve Membership. Upon request of FIBS, First Western shall and shall cause the Banks to cooperate with FIBS, at FIBS’ sole cost and expense, in preparing and submitting all applications to the Federal Reserve and taking such other actions appropriate to cause the Banks to become members of the Federal Reserve System following the Closing.
     5.26 Tax Treatment. The parties acknowledge that the contemplated transactions are intended to be treated and reported as a purchase of Target Subsidiary assets by FIBS for Tax purposes. Prior to and after the Closing, each of FIBS and First Western shall, and shall cause their respective affiliates and the Target Subsidiaries to (a) report the transaction as a purchase of assets by FIBS for Tax purposes and (b) take all actions, including, without limitation the making of any elections or filing any informational or other returns, necessary for such Tax treatment; provided, however, the foregoing shall not be interpreted to require any Person to take any action which, in the written opinion of such Person’s counsel or other Tax advisor, is contrary to Law.
     5.27 S Election. First Western shall, and shall cause each of the First Western Affiliates and each shareholder of First Western to, take all actions necessary to maintain the S Election in full force and effect.
     5.28 Adjusted Shareholder’s Equity.
     5.28.1 On the first Business Day following the Determination Date, First Western shall deliver to FIBS a statement of the Adjusted Shareholders Equity for each Target Subsidiary, together with financial statements and information used by First Western in calculating the Adjusted Shareholders Equity and such other information as FIBS shall reasonably request. FIBS shall notify First Western in writing of an objection to the statement of Adjusted Shareholders Equity on or before the fifth Business Day following the Determination Date. The parties shall negotiate in good faith to resolve any objections of FIBS. If the aggregate amount of unresolved objections is $5,000,000.00 or less, the parties shall proceed to Closing of the transactions based upon the Adjusted Shareholders Equity and Aggregate Adjusted Shareholders Equity determined by First Western after giving effect to the resolution of any unresolved FIBS objections and the remaining objections shall be resolved in accordance with the procedures set forth below.
     5.28.2 Unresolved objections of FIBS shall be resolved following Closing by (a) negotiation of the parties or, if a resolution of all objections is not reached within thirty (30) calendar days following Closing, then (b) the unresolved objections shall be submitted to Grant Thornton, LLP. If Grant Thornton, LLP is unwilling or unable to accept the engagement, then the unresolved objections shall be submitted to a public accounting firm of national or regional recognition in Montana or South Dakota and otherwise reasonably selected by FIBS (which shall not be the public accounting firm engaged by FIBS during the two years ending on December 31, 2007). The work of the public accounting firm shall (i) be limited solely to the resolution of the unresolved FIBS objections and (ii) be

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based on written submissions delivered by FIBS and First Western within thirty (30) days following the date the public accounting firm is appointed by FIBS. The public accounting firm shall be required by the terms of the engagement to deliver a resolution of the unresolved objections to the parties within twenty (20) days after receipt of the written submissions and shall be final, binding and conclusive upon and without further recourse by FIBS or First Western. The fees of the public accounting firm shall be borne fifty percent (50%) by FIBS and fifty percent (50%) by First Western.
     5.29 Tradename and Marks. First Western will, prior to the Determination Date, transfer to the Target Subsidiaries all right, title and interest in and to all patents, trademarks, service marks, trade names, trade secrets and copyrights used in the conduct of the respective Target Subsidiary business as now conducted on terms and conditions acceptable to FIBS and which shall include a license of the First Western name or mark to the Insurance Agency consistent with this Agreement and with a license fee of One Dollar ($1.00) and otherwise on terms acceptable to FIBS in its reasonable discretion.
6.0 Closing, Closing Date and Conditions.
     6.1 Closing Date, Time and Location. Subject to the occurrence of all conditions to the obligations of First Western and FIBS, the closing of the transactions contemplated by this Agreement shall occur at 10 a.m. (Mountain time) on the later of (a) January 10, 2008 or (b) the seventh Business Day of the calendar month following the month in which the last of the following occurs (i) all Regulatory Approvals are received by FIBS and all waiting or holding periods, if any, required or imposed under the Regulatory Approvals expire and (ii) FIBS notifies First Western in writing of the availability of the Required Financing on terms satisfactory to FIBS in its sole discretion or (c) at such other time or date as FIBS and First Western may agree upon (the “Closing” and the “Closing Date”). Closing shall be held at the FIBS offices at 401 N. 31st Street, Billings, Montana, or such other place mutually acceptable to FIBS and First Western.
     6.2 Conditions to Obligations of FIBS and First Western. Consistent with the terms and conditions of this Agreement, each of the parties to this Agreement shall use reasonable efforts to satisfy the conditions enumerated below. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:
     6.2.1 Regulatory Approval for the consummation of the purchase of the Target Subsidiary Stock by FIBS shall have been obtained, and all statutory or regulatory waiting periods shall have lapsed. Regulatory Approval shall not contain any conditions or restrictions which, in FIBS’ sole judgment, shall restrict or limit the business or activities of FIBS and its subsidiaries or the Target Subsidiaries, or have a Material Adverse Effect.

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     6.2.2 No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated by this Agreement.
     6.2.3 There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby or adversely affect the benefits intended to inure to FIBS and FIBS Affiliates or to First Western and First Western Affiliates.
     6.2.4 The Shareholder Approval shall have been obtained and remain, as of the Closing Date, in full force and effect.
     6.2.5 There shall not have occurred any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.
     6.2.6 The S Election shall be in effect and neither First Western nor First Western Affiliates shall have received any notice or have Knowledge that any Tax authority has commenced or is considering commencing any investigation or proceeding the effect of which may be the revocation or termination of the S Election or the determination that the S Election has not been in effect at all times since the date the S Election was made by First Western.
     6.3 Additional Conditions to Obligation of FIBS. The obligation of FIBS to consummate the contemplated transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
     6.3.1 The representations and warranties of First Western set forth herein shall have been materially true and correct as of the date hereof and as of the Closing Date, and First Western and the Target Subsidiaries and each of them shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.
     6.3.2 There shall not be instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to materially delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the contemplated transactions or seeking to obtain damages in connection with the contemplated transactions, (ii) seeking to prohibit direct or indirect ownership or operation by FIBS of all or a portion of the business or assets of the Target Subsidiaries or to compel FIBS or any of its subsidiaries or the Target Subsidiaries to dispose of or to hold separately all or a portion of the business or assets of FIBS or any of its subsidiaries or of the Target Subsidiaries, as a result of the contemplated transactions, or (iii) seeking to require direct or indirect

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divestiture by FIBS of any of its business or assets or of the Target Subsidiaries’ business or assets.
     6.3.3 There shall not be any material action taken or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph 6.3.2 above.
     6.3.4 FIBS shall not have discovered any fact or circumstance existing at or prior to the Closing Date which has not been disclosed in the Disclosure Schedule which would (i) materially impair the consummation of the transactions contemplated by this Agreement, or (ii) have a Material Adverse Effect.
     6.3.5 The Preferred Stock (a) shall have been authorized by the Board of Directors of FIBS within seventy-five (75) calendar days after the Effective Date, (b) shall be on terms consented to or approved of by the Federal Reserve for qualification as Tier 1 capital of FIBS, (c) in the opinion of FIBS’ legal counsel, may be issued to First Western without registration under the Securities Laws, and (d) shall have been duly created pursuant to the filing of the Statement of Designation with the Montana Secretary of State and the acceptance thereof.
     6.3.6 FIBS shall have closed, or simultaneously with the Closing, will close, transactions for the Required Financing.
     6.3.7 First Western shall have delivered each of the instruments and items required to be delivered by it at Closing.
     6.3.8 FIBS shall have received environmental inspections of the Premises, such results to be reasonably satisfactory to FIBS and which do not, after giving effect to the repairs or remediation under Section 5.22, present a Material Adverse Effect on the Target Subsidiary owning the respective Premises. For purposes of this Agreement, environmental inspections shall include, but not be limited to, inspections for asbestos and lead paint on the Premises.
     6.3.9 Each of the Banks shall be ‘well-capitalized’ under all measures established by the Regulator with primary jurisdiction over the Bank.
     6.3.10 At Closing, First Western and First Western Affiliates, and each person entitled to payment under the Deferred Liability commonly known as the “Growth and Development Plan” and the President of each Bank unless such person is subject to a limitation on competitive activities under an existing agreement in the form referred to in the Disclosure Schedule or otherwise acceptable to FIBS, shall have entered agreements satisfactory to FIBS and limiting the competitive activities in the financial institution and financial

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related businesses in the geographic markets of the Banks, excluding, however, the business activities of the Insurance Agency.
     6.3.11 No material adverse change shall have occurred in the financial condition of a Target Subsidiary from the condition presented in the Closing Financial Statements.
     6.4 Additional Conditions to Obligation of First Western. The obligation of First Western to consummate the contemplated transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions:
     6.4.1 The representations and warranties of FIBS set forth herein shall have been materially true and correct as of the date hereof and as of the Closing Date, and FIBS shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.
     6.4.2 FIBS shall have delivered each of the instruments and items required to be delivered by it at Closing.
     6.4.3 There shall not be instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign challenging or seeking to make illegal, or to materially delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the contemplated transactions or seeking to obtain damages in connection with the contemplated transactions.
     6.4.4 There shall not be any material action taken or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph 6.4.3 above.
     6.5 Closing Deliveries of First Western. Subject to prior satisfaction of the conditions set forth in Sections 6.2 and 6.4, First Western shall deliver the following documents or items to FIBS at Closing:
     6.5.1 The Certificates duly endorsed for transfer or accompanied by a stock transfer power or other instruments reasonably acceptable to FIBS. In addition, if any shares of Target Subsidiary Stock shall have been pledged as collateral to a lender or are otherwise subject to any lien, encumbrance or security interest, First Western shall deliver a valid pay-off letter and full and unconditional release of any lien or other interest from the lender or third party which held a security interest or other lien or interest in such shares.

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     6.5.2 An opinion of First Western’s counsel dated as of the Closing Date, addressed to FIBS, and in form and substance satisfactory to FIBS and its counsel.
     6.5.3 A good standing certificate for the Target Subsidiaries issued by the South Dakota Secretary of State and dated not more than fifteen (15) Business Days prior to the Closing Date.
     6.5.4 A copy of the resolution, consent or other action of the board of directors of First Western approving and authorizing the execution and delivery of this Agreement and the contemplated transactions.
     6.5.5 A certificate of the Secretary of First Western evidencing the Shareholder Approval, together with a copy of the minutes of the meeting of First Western shareholders or of the unanimous consent resolution pursuant to which the Shareholder Approval was given.
     6.5.6 A certificate executed by the Chief Executive Officer of First Western, dated the Closing Date, stating that: (i) all of the representations and warranties of First Western set forth in this Agreement, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, and (ii) First Western has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it on or prior to the Closing Date under this Agreement.
     6.5.7 If requested by FIBS, resignations and releases of claims in form and substance satisfactory to FIBS of (a) each of the directors of the Target Subsidiaries and (b) Paul Christen, Doug Balvin and Chuck Rotert as an employee or officer of a Target Subsidiary.
     6.5.8 Title Policies for each of the Premises other than (a) Premises for which a Target Subsidiary is the record owner and holds a title insurance policy reasonably acceptable to FIBS or (b) Premises excluded by FIBS in its sole discretion; provided that FIBS shall be solely responsible for payment of the premium and other costs of issuance for such Title Policies.
     6.5.9 The Agency Agreement.
     6.6 Closing Deliveries of FIBS. Subject to prior satisfaction of the conditions set forth in Section 6.2 and 6.3, FIBS shall deliver the following documents or items to First Western at Closing:
     6.6.1 Certificates representing the Preferred Stock.
     6.6.2 The balance of the Purchase Price, after reduction for the aggregate face amount of the Preferred Stock, in cash or immediately available funds.

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     6.6.3 A Certificate of Good Standing for FIBS issued by the Montana Secretary of State and dated not more than fifteen (15) Business Days prior to the Closing Date.
     6.6.4 A copy of the resolution, consent or other action of the Board of Directors of FIBS approving and authorizing the execution and delivery of this Agreement and the contemplated transactions, including authorization of the Preferred Stock.
     6.6.5 A certificate executed by the Chief Executive Officer of FIBS, dated the Closing Date, stating that: (i) all of the representations and warranties of FIBS set forth in this Agreement, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date and (ii) FIBS has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it on or prior to the Closing Date under this Agreement.
     6.6.6 An opinion of FIBS’ counsel dated as of the Closing Date, addressed to First Western, and in form and substance satisfactory to First Western and its counsel.
7.0 Termination; Default and Remedies.
     7.1 Termination. This Agreement may be terminated at anytime prior to the Closing, whether before or after Shareholder Approval:
     7.1.1 By mutual written consent of FIBS and First Western.
     7.1.2 By either First Western or FIBS upon written notice to the other party if a request for Regulatory Approval shall have been denied or withdrawn at the request or recommendation of a Regulator unless within the fifteen (15) Business Day period following such denial or withdrawal FIBS elects to file, and First Western consents to the filing of, a petition for rehearing, amended application or other request for review of the application; provided, however, that no party shall have the right to terminate this Agreement if the denial or request or recommendation for withdrawal of the application shall be caused by a Material Default of the party seeking to terminate this Agreement.
     7.1.3 By either FIBS or First Western if the Closing Date is not on or before July 11, 2008 unless the failure of the Closing Date to occur on or before such date is caused by a Material Default of the party desiring to terminate.
     7.1.4 By either First Western or FIBS if the Shareholder Approval is not received on or before the seventy-fifth (75th) day after the Effective Date, or later if extended in accordance with Section 5.14.
     7.1.5 By FIBS by written notice given to First Western, to be effective on July 11, 2008 to the effect that either (a) the Required Financing is not

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available to FIBS on terms satisfactory to FIBS in its sole discretion or (b) the Required Financing is not available to FIBS on any terms.
     7.1.6 By either First Western or FIBS if there shall have been a Material Default by the other party providing that the terminating party is not then in Material Default.
     7.2 Effect of Termination.
     7.2.1 If FIBS or First Western terminates this Agreement (a) by reason of failure of Shareholder Approval to timely occur, or (b) by reason of a failure in the condition stated in Section 6.2.6 relating to the S Election, First Western shall promptly pay to FIBS, as liquidated damages and not as a penalty, the sum of $5,000,000.00 (the “First Western Termination Fee”). The First Western Termination Fee shall be paid to FIBS within two (2) business days following written notice of the demand and shall be made by wire transfer of immediately available funds to an account designated by FIBS in the notice.
     7.2.2 If FIBS terminates this Agreement under Section 7.1.5(a) or by reason of a failure of the condition stated in Section 6.3.5(a), FIBS shall promptly pay to First Western, as liquidated damages and not as a penalty, the sum of $5,000,000.00 (the “FIBS Termination Fee”). The FIBS Termination Fee shall be paid to First Western within two (2) business days following written notice of the demand and shall be made by wire transfer of immediately available funds to an account designated by First Western in the notice.
     7.3 Termination Fee in Lieu of Damages. If a party is entitled to receive a termination fee under Section 7.2, such termination fee shall be in lieu of any other right or remedy which otherwise may be accorded at law or in equity or under this Agreement. The parties agree that the agreements contained in this Article 7.0 are intended to increase the likelihood that the contemplated transactions by this Agreement will occur, are an integral part of the transactions and that without such provisions they would not have entered this Agreement. The termination fees are intended as liquidated damages and not as a penalty, the parties having acknowledged and agreed that the calculation of actual damages would be impossible or impractical at the time of termination of this Agreement.
     7.4 Remedies. Unless a party is entitled to receive a termination fee, upon the occurrence of a Material Default by a party which remains uncured for the period of time accorded under this Agreement, a party shall be entitled to pursue such rights and remedies as may be accorded at law or in equity, and in addition to and not in limitation of any other right or remedy, to terminate this Agreement by written notice to the other party in the terminating party’s discretion.
     8.0 Indemnification.
     8.1 Indemnification of FIBS. At and after Closing, First Western shall indemnify FIBS and FIBS Affiliates for, and hold FIBS and FIBS Affiliates harmless

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from, any and all loss, cost, damage, penalty or expense, including, without limitation, attorneys’ fees, arising out of or related to:
     8.1.1 With respect to the Deferred Liabilities (a) the existence, or assertion by any Person of the existence of, liability or obligation for Deferred Liabilities which in the aggregate cause the Deferred Liabilities to be in excess of the Deferred Liability Amount or (b) the failure of any Deferred Liability, or any document, agreement, resolution, plan or similar instrument creating a Deferred Liability, to comply with Law or (c) the imposition or attempt to impose any tax, penalty, surcharge, interest or other amount by reason of the Deferred Liabilities or (d) the failure of the representation and warranty stated in Section 4.30 to be materially true and correct as of the Closing.
     8.1.2 The travel matters described in the letter of First Western dated as of August 15, 2007, including, without limitation, any injury, death or damage suffered by any employee of the Target Subsidiaries in connection with such travel.
     8.1.3 (a) The failure of the representation or warranty stated in Section 4.24 to be materially true and correct at the Closing or (b) the assertion of any liability or obligation by any Person, whether successful on the merits or otherwise, by reason of any act or omission of First Western or First Western Affiliates and arising out of or related to the Plans.
     8.1.4 The failure of any representation or warranty of First Western to be materially true and correct as of the date made or deemed made by First Western, except to the extent such failure is disclosed to FIBS in writing prior to the Closing and in accordance with Section 5.9.
     8.1.5 The failure of the Financial Statements or Closing Financial Statements, provided by First Western or Banks after the Effective Date to (a) fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Target Subsidiaries at the respective dates of, and for the periods referred to in, such statements or (b) include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.
     8.1.6 The assertion, whether successful on the merits or otherwise, by any Person of any right, title or interest in or to the Target Subsidiary Stock or the failure of the representation and warranty of First Western under Section 4.4 to be materially true and correct.
     8.1.7 The obligation of a Target Subsidiary to indemnify any director, officer, employee or agent for any loss, cost, expense, damage, award, penalty or attorneys fees arising out of or related to an act, omission or occurrence prior to

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the Closing except to the extent such obligation is reimbursed or paid directly under insurance policies.
     8.1.8 The assertion, whether successful on the merits or otherwise, of any claim (a) arising out of or related to the matters described in the letter dated September 14, 2007 referred to in Section 4.14 of the Disclosure Schedule or (b) arising out of or related to a loan or other extension of credit made by a Bank and sold, participated in whole or in part or otherwise transferred to or for the benefit of First Western or a First Western Affiliate (other than a Bank) on or prior to the Closing Date.
     8.1.9 The failure of the S Election to be in full force and effect at any time or for any period.
     8.1.10 The failure of the contemplated transactions to qualify as a purchase of Target Subsidiary assets by FIBS for all purposes of the Code and regulations thereunder, including, without limitation, the loss of any item of deduction by FIBS or FIBS Affiliates for federal income tax purposes. For purposes of the indemnification under this Section 8.1.10, the parties acknowledge and agree that the costs, expenses and damages of the failure of the contemplated transactions to qualify as a purchase of Target Subsidiary assets under the Code and regulations would be impossible or impractical of calculation as of the time of such determination and, therefore, as liquidated damages and not as a penalty, the parties agree to establish for all purposes of this Section 8.1.10, the amount of such indemnification to be Thirty One Million Dollars ($31,000,000.00), such amount to be in addition to any amount to which FIBS may be entitled to under Section 8.1.9.
     8.2 Limitations on First Western Indemnification Obligations. FIBS and FIBS Affiliates shall not be entitled to indemnification with respect to this Agreement until all Indemnification Demands of FIBS or FIBS Affiliates, net of any tax benefits to FIBS and insurance coverage available to FIBS or FIBS Affiliates including the Target Subsidiaries, exceed the sum of $500,000.00, at which time all such claims for indemnification including the first $500,000.00 of such liabilities that are actually incurred or sustained by FIBS, FIBS Affiliates or the Target Subsidiaries, net of any tax benefits and insurance coverage that may be available to them, may be asserted. For these purposes, “tax benefits available to FIBS, FIBS Affiliates or the Target Subsidiaries” (a) shall be calculated based upon the consolidated income tax liability of FIBS and its consolidated subsidiaries for the relevant fiscal year and (b) after giving effect to the inclusion in income or other tax effects of any required or proposed indemnification payment and (c) shall not be applied in any respect to the matter described in Section 8.1.10. In no event shall First Western be obligated to indemnify FIBS or FIBS Affiliates in an aggregate amount which exceeds the sum of $31,000,000.00 with respect to Section 8.1.10 of this Agreement or the sum of $19,000,000.00 with respect to Section 8.1.1 through Section 8.1.9 of this Agreement.
     8.3 Procedure for Indemnification.

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     8.3.1 If FIBS shall demand indemnification under this Agreement, it shall notify First Western by written notice to First Western (the “Indemnification Demand”). FIBS shall provide written notice to First Western of any Indemnification Demand as soon as reasonably practicable, and in any event within thirty (30) days, after discovery by FIBS of such claim. Failure to give such notice within thirty (30) days of discovery by FIBS of such claim shall not abrogate or diminish First Western’s obligations under this Article 8.0 if either First Western had or received knowledge of the existence of any such claim by any other means or if such failure does not materially prejudice First Western’s ability to defend such claim. The Indemnification Demand shall set forth:
     (a) the estimated amount of indemnification required under this Agreement;
     (b) the nature and basis of the Indemnification Demand with reasonable specificity as to the events, occurrences or information giving rise to the Indemnification Demand; and
     (c) the date upon which such events, occurrences or information became known to FIBS.
     8.3.2 If the Indemnification Demand shall arise out of or be related to any litigation, administrative proceeding, negotiation or arbitration or pertaining to any demand of a third party asserting liability of FIBS or the Target Subsidiaries (the “Third Party Claim”), First Western shall have the right to select counsel to represent FIBS at First Western’s sole cost and expense, subject to FIBS’ consent, which consent shall not unreasonably be withheld, and to otherwise control such litigation, proceedings, negotiations or arbitration, so long as First Western notifies FIBS in writing within ten (10) business days after notice of such Third Party Claim that First Western will defend and indemnify FIBS against such Third Party Claim as provided in Section 8.1 and so long as such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief. So long as First Western is conducting the defense of such Third Party Claim, FIBS may, but shall not be obligated to, retain separate counsel at its sole cost and expense and may participate in defense of such claim, but shall not control the defense, and First Western will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the written consent of FIBS, which consent shall not unreasonably be withheld. The parties shall cooperate in the defense of any such claim, including providing to the other party on request any information and documentation in their possession which is reasonably necessary to defend such claim and providing reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on the defense of such claim. If First Western shall fail to notify FIBS in writing within ten (10) business days after notice from FIBS of such Third Party Claim that First Western will defend and indemnify FIBS against such Third Party Claim as

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provided in Section 8.1 or if First Western shall notify FIBS in writing within such time period that First Western declines to defend such Third Party Claim, FIBS shall have the right, but not the obligation, to undertake the defense of and to compromise or settle such Third Party Claim on behalf, for the account and at the expense of First Western subject to the right of set-off described in Section 9.5, but FIBS will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the written consent of First Western, which consent shall not unreasonably be withheld.
     8.4 Termination of First Western Indemnification Obligations. The indemnification obligations of First Western shall terminate: (a) with respect to the matters described in Sections 8.1.1, on the first anniversary of the date upon which the last payment on the respective Deferred Liability was due and payable in accordance with its terms; (b) with respect to the matters described in Section 8.1.2, the second anniversary of the date upon which the travel is completed, and (c) with respect to Section 8.1.8, the third anniversary of the Closing Date and (d) with respect to Sections 8.1.9 and 8.1.10, the earlier of (i) the third anniversary of the date upon which the final Tax or informational returns of First Western or First Western Affiliates for all periods ending on or prior to the Closing Date or that include the Closing Date are actually filed, such termination date to be extended, however, by the period of time, if any, during which the statute of limitations for any such return or filing is extended by consent or agreement of First Western or First Western Affiliates or by operation of Law or (ii) the date of delivery to FIBS of a copy of a closing agreement signed by the Internal Revenue Service with respect to its audit of the built-in gains on the termination of the S Election with respect to Target Subsidiaries and allocation of gain on sale of the Target Subsidiaries under the pre-filing agreement program of the Internal Revenue Service and (e) unless otherwise provided, on the second anniversary of the Closing Date. The termination of the indemnification obligations under this Agreement shall not apply to any Indemnification Demand provided to First Western prior to the indemnification termination date but which has not been fully and finally resolved as of such date. First Western’s indemnification obligations shall continue in full force and effect until all such Indemnification Demands shall have been fully and finally resolved.
     8.5 Continuation of Indemnification. The indemnification obligations shall be binding upon and inure to the benefit of the parties to this Agreement, their respective successors and assigns, it being the express intention of the parties that First Western’s indemnification obligations shall survive the merger, dissolution or liquidation of First Western or any affiliate of First Western or the transfer of the Preferred Stock.
     8.6 Exclusive Remedy. FIBS acknowledges and agrees that the indemnification provisions in this Article 8.0 shall be, in the absence of actual fraud, the sole and exclusive remedy of FIBS and FIBS Affiliates or First Western or First Western Affiliates with respect to the matters described in Section 8.1.
     8.7 Arbitration. In the event of any dispute or controversy arising out of or relating to an Indemnification Demand, the parties agree to exercise their best efforts to

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resolve the dispute as soon as possible. The parties shall, without delay, continue to perform their respective obligations under the Agreement which are not affected by the dispute. Any controversies or disputes arising out of or relating to an Indemnification Demand that is not resolved by the parties within sixty (60) days following the delivery of the Indemnification Demand shall be resolved by binding arbitration upon demand of either party and in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Such dispute is not required to be submitted to the American Arbitration Association for resolution if the parties mutually agree to forego such submission. In the event the parties do not agree, then such dispute shall be submitted to the American Arbitration Association. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of any dispute. In the event the parties are unable to agree to such a selection within ten (10) Business Days following a party’s demand for arbitration, each party will immediately select an arbitrator and the arbitrators in turn shall select a third arbitrator. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties. All documents, materials, and information in the possession of each party that are in any way relevant to the claim(s) or dispute(s) shall be made available to the other party for review and copying no later than thirty (30) days after the demand for arbitration is served. The arbitrator(s) shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of the Agreement or to award punitive damages. The arbitrator shall have the power to issue mandatory orders and restraining orders in connection with the arbitration. The award rendered by the arbitrator shall be final and binding on the parties, and judgment may be entered thereon in any court having jurisdiction. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under the Agreement. Fees, costs and expenses of the arbitrator shall be borne equally by FIBS and First Western and each party shall be responsible for their respective fees and costs incurred, including their respective attorneys fees.
     8.8 Interest. All amounts for which FIBS or FIBS Affiliates are entitled to indemnification shall bear interest at the fixed rate of 6.75% per annum from the date the Indemnification Demand is made until amounts due or to become due under the Indemnification Demand are satisfied.
9.0 Post Closing Covenants.
     9.1 Limitation on Business Activities. First Western and First Western Affiliates, with the exception of the Insurance Agency in the ordinary course of its general insurance agency activities existing on the Effective Date, shall refrain, for a period of three (3) years commencing on the Closing Date from (a) soliciting, directly or indirectly, the banking or financial business or relationship of any individual or entity (i) with a principal place of business within a thirty (30) mile radius of any office of a Target Subsidiary or (ii) that is, or was within twelve (12) months prior to the Closing Date a loan or deposit customer of a Bank, or (b) owning any interest in a depository organization with an office within a thirty (30) mile radius of any office of a

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Target Subsidiary (excluding, however, ownership of interests in publicly traded entities).
     9.2 First Western Name and Marks. On and after the Closing Date, First Western and First Western Affiliates shall cease using the First Western name and associated marks, tradenames and trademarks and shall change its or their corporate name to a name not similar to First Western and otherwise reasonably acceptable to FIBS; provided, however, for so long as the Agency Agreement remains in effect, First Western may use and permit the Insurance Agency to use the First Western name and associated marks, tradenames and trademarks consistent with the Insurance Agency’s prior practices. If requested by FIBS within 180 days following the termination or expiration of the Agency Agreement, First Western shall and shall cause the Agency to promptly cease use of the First Western name and associated marks, tradenames and trademarks.
     9.3 Liquidation or Dissolution. First Western shall provide (a) FIBS prior written notice of the submission to the Board of Directors of First Western of a plan of liquidation or dissolution at any time prior to the termination of all indemnification obligations of First Western including final resolution of all Indemnification Demands, and (b) FIBS copies of all plans, notices, creditor notices and filings with any governmental agency or authority arising out of or related to such plan of liquidation or dissolution. First Western shall not dissolve or liquidate without the prior written consent of FIBS, which consent shall not be unreasonably withheld.
     9.4 Transfer of Preferred Stock. Except with the prior written consent of FIBS which consent shall not be unreasonably withheld, and provided First Western has complied with all transfer restrictions set forth in this Agreement, the Preferred Stock or otherwise required by applicable Securities Laws, prior to the full and final satisfaction of, and termination of, the indemnification obligations of First Western under this Agreement and the satisfaction of all Set-Off Amounts, neither First Western nor any permitted successor shall sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of any right, title or interest in or to the FIBS Securities, including, without limitation, any distribution by First Western or any permitted successor to or for the benefit of any First Western shareholder. Without limiting the foregoing, as a condition to the consent of FIBS, FIBS may in its discretion require any transferee or other successor to First Western in or to the FIBS Securities to execute and deliver documents or instruments necessary or appropriate in the judgment of FIBS (a) for the compliance with any Law including, without limitation, the Securities Laws, or (b) relating to the right of setoff or other remedy of FIBS with respect to the Preferred Stock.
     9.5 Set Off. First Western grants to FIBS, for and on behalf of itself and any legal successor and future holders of the Preferred Stock, a right of setoff against all dividends, distributions or other payment FIBS may make on or with respect to the Preferred Stock, whether in redemption or otherwise, for any obligation of First Western to indemnify FIBS or an FIBS Affiliate under this Agreement. The right of

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setoff is in addition to, and not in limitation of, any other right or remedy available to FIBS under this Agreement, at law or in equity.
     9.5.1 First Western may, in its discretion, designate a liquidating trust or other entity for the benefit of the shareholders of First Western. Subject to the prior written consent of FIBS as provided in this Agreement and in the terms of the Preferred Stock, First Western may distribute all of the Preferred Stock as soon as practicable following the Closing to the trustee of such trust (or other entity reasonably acceptable to FIBS). Notwithstanding the distribution or transfer of any of the Preferred Stock, with or without the consent of FIBS, FIBS shall be entitled to set-off against the Preferred Stock, subject to the provisions of this Section 9.5, for any amounts due to it from First Western pursuant to the indemnification provisions of Article 8.0. Upon request of FIBS, and as a condition to FIBS’ consent, if any, to any transfer of the Preferred Stock, FIBS may require any successor holder of the Preferred Stock to execute and deliver such instruments and documents as FIBS may reasonably request evidencing, among other things, the successor’s acknowledgement of the indemnification and setoff provisions of this Agreement.
     9.5.2 Notwithstanding anything to the contrary in this Agreement, FIBS shall not be entitled to exercise its rights of set-off in respect of any Indemnification Demand under this Agreement until such time as either (i) First Western has agreed to pay such Indemnification Demand or (ii) such Indemnification Demand has been reduced to a final, non-appealable judgment in the case of a Third Party Claim or (iii) the amount of such Indemnification Demand has been otherwise resolved by arbitration or otherwise under this Agreement. In the event an Indemnification Demand is disputed in part by First Western, First Western agrees to approve for set-off the undisputed amount of such Indemnification Demand. The amount of any Indemnification Demand that First Western agrees to pay or the amount of any such Indemnification Demand determined by judgment or arbitration is referred to herein as the “Set-Off Amount”.
     9.5.3 Once a Set-Off Amount is so determined, FIBS shall give First Western and the record holders, if different, written notice of at least five (5) business days of its intention to effectuate the set-off pursuant to this Section 9.5, which notice (a “Notice of Set-Off”) will specify in reasonable detail the basis for the set-off, the effective date of the set-off, the Set-Off Amount and the method of effecting the set-off in this Section 9.5.3. Such Set-Off Amount shall be made first by withdrawal of the Escrowed Dividends (as defined below), if any; second by setoff against not more than seventy-five percent (75%) of any subsequent dividends or other distributions payable to the holders of the Preferred Stock; and, third by setoff against any liquidating payments payable to the holder(s) of the Preferred Stock. In addition, and not in limitation of the foregoing, FIBS may redeem, by written notice to the holder of the Preferred Stock, that number of shares (and fractions thereof as applicable) of Preferred Stock having a liquidation amount (initially $10,000.00 per share) equal to the

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remaining Set-Off Amount remaining unpaid at any time. Except as provided in the preceding sentences, nothing in this Section 9.5 shall relieve FIBS from paying dividends when declared on the Preferred Stock in accordance with its terms. Within ten (10) business days of the date of receipt of the notice of redemption, the holder of the Preferred Stock shall submit to FIBS for cancellation certificates representing a liquidation amount of Preferred Stock equal to or exceeding the Set-Off Amount. FIBS shall promptly cause to be issued and delivered to the then holder certificates representing the excess shares (and fractions thereof as applicable) of Preferred Stock submitted, registered in the name of the then holder. The redemption of Preferred Stock for the payment of a Set-Off Amount is within the sole discretion of FIBS and subject to the prior approval of Regulators having jurisdiction over FIBS. Nothing in this Agreement is intended, or shall be interpreted to require, FIBS to redeem all or any portion of the Preferred Stock at any time or under any circumstances.
     9.5.4 The maximum aggregate Set-Off Amount shall not exceed the sum of Fifty Million Dollars ($50,000,000.00). No dividends previously paid prior to the date of an Indemnification Demand on the Preferred Stock shall be subject to set-off or recoupment.
     9.5.5 For so long as an Indemnification Demand is disputed, outstanding, unresolved, or unpaid seventy-five percent (75%) of each dividend declared and paid on the Preferred Stock (the “Escrowed Dividends”) shall be paid by FIBS to an escrow account to be established by FIBS with Wells Fargo Bank, N.A., U.S. Bank, N.A. or Zions Bank or, if none of the foregoing banks are willing or able to serve as escrow agent, a bank selected by FIBS with capital in excess of $1.0 billion and not then affiliated with FIBS (the “Escrow Agent”) to be held and invested by the Escrow Agent in United States Treasury obligations (or such other investments as directed from time to time by the joint written instructions of FIBS and First Western to the Escrow Agent), and the remaining twenty-five percent (25%) of each such dividend shall be paid to the holder of the Preferred Stock. The Escrow Agent shall distribute the Escrowed Dividends and any and all earnings thereon to FIBS or the holder when and to the extent that such Indemnification Demand is resolved in accordance with the joint written instructions of FIBS and First Western. Income taxes due on amounts earned on the Escrowed Dividends shall be payable by the parties entitled to such Escrowed Dividends in the proportions ultimately distributed to them. FIBS shall furnish First Western and the holder of the Preferred Stock with a copy of the escrow agreement for review and comments before it is executed and with a signed copy of the escrow agreement when it is executed.
     9.5.6 For purposes of FIBS notice and other obligations under this Agreement, the holders of the Preferred Stock shall be the Person or Persons registered as the legal owner of the Preferred Stock upon FIBS books and records.

STOCK PURCHASE AGREEMENT	Page 49

     9.6 Termination of FIBS Representations and Warranties. Except for the representations and warranties of FIBS stated in Section 3.4, 3.5, 3.8 and 3.9 the representations and warranties of FIBS shall terminate immediately following the Closing. The representations and warranties of FIBS stated in Sections 3.4, 3.5, 3.8 and 3.9 shall survive the Closing and terminate upon the earlier of the redemption of all shares of Preferred Stock or the conversion of the respective shares of Preferred Stock to Common Stock.
     9.7 Plans. Neither FIBS nor FIBS Affiliates are assuming any obligation or liability under the Plans. First Western shall be solely responsible for the administration, maintenance and funding of the Plans following the Closing. First Western shall retain all liability and responsibility, whether imposed by state or federal law, for providing continuation coverage of health insurance to all employees and former employees of First Western or the Target Subsidiaries whose “qualifying events” occur on or before the Closing Date, and FIBS shall not be considered a “successor employer” or to maintain a “successor plan” to First Western’s group medical plan for purposes of such continuation health coverage. First Western acknowledges that closing of the contemplated transactions will cause a partial termination of the Plans and may cause employees of the Target Subsidiaries to become vested under the Plans and that all funding or other costs of such partial termination or vesting shall be borne solely by First Western. First Western shall take all actions necessary to cause all Plans to remain qualified under ERISA and the Code following the Closing, except to the extent any failure to remain so qualified does not create or impose any liability or other obligation of the Target Subsidiaries, FIBS or FIBS Affiliates.
     9.8 Information. Each of First Western and FIBS shall, and shall cause its respective affiliates, officers, employees, agents and representatives to, cooperate render assistance and provide access to information, records, books, personnel and properties reasonably requested by the other party in connection with the preparation, filing or completion of any tax, regulatory, financial, securities or similar returns, audits, reports or filings or to otherwise effectuate the intent of this Agreement and the contemplated transactions.
     9.9 Purchase Price Allocation. First Western and FIBS shall each allocate the Purchase Price among the assets of the Target Subsidiaries as of the Closing for Tax purposes. Each party shall use commercial reasonable efforts to prepare such allocation within one hundred twenty (120) days of the Closing after taking into account any appraisals of assets other than tangible personal property that may be obtained by First Western and FIBS, the applicable Treasury Regulations under the Code and the fair market value of such items. First Western and FIBS agree that the fair market value of the tangible personal property, including computer hardware and software, but excluding tangible personal property segregated from real property as a result of cost segregation studies, is the Target Subsidiaries’ income tax basis thereof. Each of First Western and FIBS shall prepare for filing all Tax returns that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Code, any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. FIBS and

STOCK PURCHASE AGREEMENT	Page 50

First Western shall provide the other copies of all valuation, appraisal, and similar reports or information that each party intends to rely on for purposes of determining the allocation of Purchase Price for Tax purposes in addition to any other reports or information that may be required by either party for the purpose of preparing any Tax returns.
     9.10 Payment of Deferred Liabilities. FIBS agrees to pay or to cause the Target Subsidiaries to pay all Deferred Liabilities to the employees or payees thereof at the respective times and in the respective amounts required by and in accordance with the Deferred Liability Documents and up to the Deferred Liability Amount.
10.0 General Provisions.
     10.1 Public Statements; Confidentiality. Neither FIBS or FIBS Affiliates nor First Western or First Western Affiliates shall make any public announcement or statement with respect to this Agreement or any transaction contemplated by this Agreement or any related transactions without the approval of FIBS and First Western; provided, however, that FIBS and First Western may, upon reasonable notice to the other party, make any public announcement or statement that it reasonably believes is required by Law. Between the Effective Date and the Closing Date, each of First Western and FIBS shall, and shall cause their respective directors, officers, agents and employees to, maintain in confidence all information relating to the contemplated transactions except for disclosures (a) made with the consent of the other party, (b) necessary or appropriate for seeking any consents or approvals of the contemplated transactions including the Regulatory Approvals, (c) necessary or appropriate for the enforcement or interpretation of this Agreement in legal proceedings, or (d) in the reasonable judgment of the party making the disclosure, required for compliance with Law.
     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by facsimile, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):
if to FIBS, for all purposes other than under Section 5.1:
Terrill R. Moore
First Interstate BancSystem, Inc.
401 N. 31st Street
P.O. Box 30918
Billings, MT 59116-0918
Facsimile: (406) 255-5350

STOCK PURCHASE AGREEMENT	Page 51

and a copy (which by itself shall not constitute notice) to:
David R. Chisholm
Christian, Samson, Jones & Chisholm, PLLC
310 W. Spruce Street
Missoula, MT 59802
Facsimile: (406) 721-7772
if to FIBS under Section 5.1.8:
Bob Cerkovnik
First Interstate BancSystem, Inc.
401 N. 31st Street
P.O. Box 30918
Billings, MT 59116-0918
(406) 255-5315
if to First Western:
Paul R. Christen
First Western Bancorp., Inc.
145 3rd Street SW
P.O. Box 1387
Huron, SD 57350-1387
Facsimile: (605) 352-3923
with copies to:
Doug Balvin
First Western Bancorp., Inc.
145 3rd Street SW
P.O. Box 1387
Huron, SD 57350-1387
Facsimile: (605) 352-3923
and a copy (which by itself shall not constitute notice) to:
John S. Zeilinger
Baird Holm, LLP
1500 Woodmen Tower
Omaha, NE 68102-2068
Facsimile: (402) 344-0588
     All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if delivered by U.S. mail; and when receipt acknowledged, if sent via facsimile.

STOCK PURCHASE AGREEMENT	Page 52

     10.3 Disclosure Schedule. The Disclosure Schedule is incorporated into and made a part of this Agreement.
     10.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate to modify this Agreement and to preserve each of the party’s anticipated benefits under this Agreement.
     10.5 Entire Agreement. This Agreement constitutes the entire Agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter.
     10.6 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties.
     10.7 Waiver. At any time prior to the Closing Date, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the covenants of any other parties or with any conditions to its own obligations, in each case only in writing and only to the extent such obligations, agreements and conditions are intended for its benefit.
     10.8 No Third Party Beneficiary. This Agreement is not intended to confer any benefits, rights or remedies upon any Person other than the parties and the FIBS Affiliates and First Western Affiliates.
     10.9 Governing Law. The Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Montana, without giving effect to the principles of conflict of laws.
     10.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that FIBS may assign all or any portion of its rights under this Agreement to any wholly-owned subsidiary provided any such assignment shall not relieve FIBS of any liability or other obligation under this Agreement.
     10.11 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single Agreement.
     10.12 Time. Time is of the essence of this Agreement.
     10.13 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought for the interpretation or enforcement of this Agreement shall be entitled to recover from the non-prevailing party or parties its costs, including attorneys’ fees.
(Remainder of page blank. Signature page follows.)

STOCK PURCHASE AGREEMENT	Page 53

          IN WITNESS WHEREOF, First Western and FIBS have caused this Agreement to be executed effective as of the Effective Date.

FIRST INTERSTATE BANCSYSTEM, INC.
By:
Thomas W. Scott
Its: Chairman

FIRST WESTERN BANCORP., INC.
By:
Paul Christen
Its: Chief Executive Officer

STOCK PURCHASE AGREEMENT	Page 54

EXHIBIT A
PREFERRED STOCK

STOCK PURCHASE AGREEMENT	Page 55

Exhibit A
Statement of Designations, Rights, Preferences and Limitations
for the
First Interstate BancSystem, Inc.
Series A Preferred Stock
     First Interstate BancSystem, Inc., a Montana corporation (the “Corporation”), hereby designates 5,000 shares of the Corporation’s presently authorized preferred stock, without par value (“Preferred Stock”), as “6.75% Series A Noncumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”). The Series A Preferred Stock shall be a single series of non-cumulative perpetual preferred stock and shall be issued on terms and subject to rights and conditions required under Federal Reserve regulations and policy statements generally applicable to bank holding companies for qualification as Tier 1 capital, including, without limitation, Federal Reserve Regulation Y, Appendix A. The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and other terms and conditions of the Series A Preferred Stock are as follows:
     1. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation of the Corporation, rank senior to all classes or series of the Corporation’s common stock, without par value (“Common Stock”), and to all equity securities whether now or hereafter issued by the Corporation.
     2. Dividends.
          (a) Subject to Section 2(f), holders of record of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), out of funds legally available therefor, noncumulative cash dividends at a rate per annum equal to 6.75% of the liquidation preference thereof from, and including, [date of issue] (the “Issue Date”). Such dividends shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, a “Dividend Payment Date”), commencing [date] and shall be computed on the basis of a 360-day year and the actual number of days elapsed in such Dividend Period (as defined below); provided, however, that if any Dividend Payment Date other than a Redemption Date (as defined in Section 4(a)) falls on a day that is not a Business Day (as defined below), then any dividends payable shall be paid on, and such Dividend Payment Date shall be moved to, the next succeeding Business Day, and additional dividends shall accrue for each day such payment is delayed as a result thereof. Dividends declared in respect of a Dividend Payment Date shall be payable to the holders of record of Series A Preferred Stock appearing in the stock records of the Corporation at the close of business on the applicable record date (whether or not a Business Day), which shall be a date designated by the Board of Directors for the payment of dividends that is not less than 10 nor more than 60 calendar days immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”).
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York or Billings, Montana are permitted or required by law, executive order or regulation to close.

“Dividend Period” means (i) in the case of the initial period, the period from, and including, the Issue Date to, but excluding, the initial Dividend Payment Date (the “Initial Dividend Period”) and (ii) thereafter, the period from, and including, the first day following the end of the preceding Dividend Period to, but excluding, the applicable Dividend Payment Date or, in the case of the last Dividend Period, the related Redemption Date, as applicable.
          (b) No dividend on the Series A Preferred Stock shall be authorized or declared or paid or set apart for payment by the Corporation if at such time (i) the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach or default thereunder or (ii) such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.
          (c) Except as otherwise specified herein, the Series A Preferred Stock shall not be entitled to any dividends in excess of the full noncumulative dividends declared thereon. In addition, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend on the Series A Preferred Stock that may be in arrears.
          (d) Except as provided in the next succeeding sentence, if any shares of Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment, and no other dividend or distribution shall be declared or made upon, the Corporation’s Common Stock or any other equity securities of the Corporation unless full dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid for three consecutive Dividend Periods, the most recent of which is the then current Dividend Period, or, if there have been fewer than three Dividend Periods since the Issue Date, for each Dividend Period commencing on or after such Issue Date. When dividends are not paid in full upon the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be authorized and declared by the Corporation on a pro rata basis so that the amount of dividends per share of Series A Preferred Stock shall be the same.
          (e) If any shares of Series A Preferred Stock are outstanding, none of the Corporation’s Common Stock or other equity securities shall be redeemed, purchased or otherwise acquired, directly or indirectly, for any consideration (or any monies be paid to or made available for a sinking fund for the redemption thereof) by the Corporation (except by conversion into or exchange for the Corporation’s Common Stock or other equity securities ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock) unless full dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid for three consecutive Dividend Periods, the most recent of which is the then current Dividend Period, or, if there have been fewer than three Dividend Periods since the Issue Date of Series A Preferred Stock, for each Dividend Period commencing on or after such Issue Date.
          (f) If declared by the Board of Directors, dividends on the shares of Series A Preferred Stock shall be paid in cash or immediately available funds on the applicable Dividend Payment Date; provided, however, that the Corporation shall have the right to direct that the dividends otherwise payable to the holders of the Series A Preferred Stock shall be made to the Corporation in accordance with the provisions of Section 7.
     3. Liquidation.
          (a) Subject to Section 3(e), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively, a “liquidation”), holders of record of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Corporation) an amount equal to the liquidation preference of $10,000 per share, plus (i) all accrued but unpaid dividends for the then current Dividend Period (whether or not earned or declared) until the date of payment and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods), before any distribution of assets is made to holders of the Corporation’s Common Stock or any other equity securities. After payment of the full liquidating distributions to which they are entitled, the holders of Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.
          (b) If, upon any liquidation of the Corporation, the legally available assets of the Corporation are insufficient to make full payment to holders of the Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
          (c) The following events, individually or as part of a series of transactions, shall not be considered a liquidation of the Corporation within the meaning of this Section 3: (i) a consolidation or merger of the Corporation with or into another entity; (ii) the merger of another entity with or into the Corporation; (iii) a statutory share exchange by the Corporation; or (iv) a sale, lease, transfer or conveyance of less than 50% of the Corporation’s assets.
          (d) Written notice of any liquidation of the Corporation, stating the amount of any resulting liquidating distributions and the payment date when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the Corporation by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each holder of record of Series A Preferred Stock at its address appearing in the stock records of the Corporation.
          (e) Liquidating payments to the holders of Series A Preferred Stock shall be paid in cash or immediately available funds; provided, however, that the Corporation shall have the right to direct that the liquidating payments otherwise payable to the holders of the Series A Preferred Stock shall be made to the Corporation in accordance with the provisions of Section 7.
     4. Redemption.
          (a) The shares of Series A Preferred Stock are not redeemable prior to the fifth anniversary of the Issue Date, except as set forth in Section 4(j). After the fifth anniversary of the Issue Date, the Corporation, at its option, upon the giving of written notice as provided in

Section 4(d) and subject to the receipt by the Corporation of prior approval from the Board of Governors of the Federal Reserve System, if then required under the capital guidelines or policies of the Board of Governors of the Federal Reserve System, may redeem shares of the Series A Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share (the “Redemption Price”) equal to $10,000 per share, plus (i) all accrued but unpaid dividends for the then current Dividend Period (whether or not earned or declared) to, but excluding, the date such shares shall be considered redeemed (the “Redemption Date”) and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods). The Corporation may redeem shares of the Series A Preferred Stock, in whole or from time to time in part, pursuant to the exercise of its setoff rights as set forth in Section 7.
     If any Redemption Date falls on a day that is not a Business Day, then such Redemption Date shall be the next succeeding Business Day, and no additional dividends shall accrue on the related payment as a result of such delay.
          (b) Subject to Section 4(j), the Redemption Price for shares of Series A Preferred Stock designated for redemption shall be paid by the Corporation in immediately available funds against presentation and surrender of such shares at a place specified for such purpose in the notice described in Section 4(d), and such shares shall thereupon be canceled; provided, however, that if such Redemption Date falls after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividends payable on such Dividend Payment Date shall be paid to the holders of record on the close of business on such Dividend Record Date notwithstanding the redemption thereof on such Redemption Date or the Corporation’s default in the payment of such dividends on such Dividend Payment Date.
          (c) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed in accordance with Section 4(a), the shares to be redeemed shall be redeemed pro rata (including fractional shares as may be applicable) from all holders of Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock represented by any certificate therefor are to be redeemed, the Corporation shall issue without charge to the holder thereof a new certificate representing the shares of Series A Preferred Stock not so redeemed.
          (d) Notice of redemption will be mailed by the Corporation or its agent, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the applicable Redemption Date, to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses appearing in the stock records of the Corporation, and to any transfer agent for the shares. In addition to any information required by law, each written notice shall state: (i) the applicable Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all of the shares of a particular holder are to be redeemed, the number of such shares to be redeemed; (iv) the place or places where the holders of Series A Preferred Stock may present and surrender their shares for payment of the Redemption Price; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Redemption Date.

          (e) At its election, the Corporation may, prior to the applicable Redemption Date, irrevocably deposit the Redemption Price for the shares of Series A Preferred Stock designated for redemption in trust with a bank or trust company that is not affiliated with the Corporation, in which case the notice of redemption to holders of record of the Series A Preferred Stock to be redeemed shall: (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require such holders to present and surrender their related shares at such place on such Redemption Date against payment of the Redemption Price therefor. Any monies so deposited which remain unclaimed at the end of two years after the Redemption Date shall be returned by the bank or trust company to the Corporation, and after the return of such monies, the holders of the Series A Preferred Stock shall look solely to the Corporation for payment of the Redemption Price without interest.
          (f) Notice having been mailed in accordance with Section 4(d), from and after the applicable Redemption Date (unless the Corporation defaults in payment of the Redemption Price), all dividends on the shares of Series A Preferred Stock designated for redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price therefor, shall terminate with respect to such shares, and such shares shall not thereafter be transferred on the Corporation’s stock records (except with the consent of the Corporation) or be deemed to be outstanding for any purpose whatsoever.
          (g) Notwithstanding anything to the contrary contained herein, unless full dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid for the then current Dividend Period, (i) no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and (ii) the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock.
          (h) Any shares of Series A Preferred Stock that have been redeemed by the Corporation shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series, until once more designated as part of a particular series of Preferred Stock by the Board of Directors.
          (i) The Series A Preferred Stock shall not be entitled to the benefit of, or be subject to, any sinking fund and shall not be subject to mandatory redemption or redemption at the option of the holders thereof.
          (j) Notwithstanding anything to the contrary herein, the Corporation shall have the right to direct that the Redemption Price otherwise payable to the holders of the Series A Preferred Stock shall be paid to the Corporation in accordance with the provisions of Section 7. The shares of Series A Preferred Stock shall be redeemable prior to the fifth anniversary of the Issue Date only in the event the Corporation is entitled to exercise its setoff rights as set forth in Section 7, subject to prior approval of any governmental authority having regulatory jurisdiction over the Corporation.
     5. Voting Rights.

          (a) Holders of the Series A Preferred Stock shall not have any voting rights, except as required by law or as set forth herein.
          (b) Whenever full dividends on the Series A Preferred Stock shall not have been paid for the immediately preceding three consecutive calendar quarters and thereafter until the Corporation has paid full dividends on the Series A Preferred Stock for 12 consecutive calendar quarters (a “Preferred Dividend Default”) the holders of record of the Series A Preferred Stock (voting as a single class) shall be entitled to elect two additional directors (the “Preferred Stock Directors”) to the Board of Directors at a special meeting called by the holders of record of at least 10% of the outstanding shares of Series A Preferred Stock (unless such request is received less than 90 calendar days before the date fixed for the next annual meeting of stockholders) or, if the request for a special meeting is received by the Corporation less than 90 calendar days before the date fixed for the next annual meeting of stockholders, at the next annual meeting of stockholders, and at each subsequent annual meeting if a Preferred Dividend Default then exists. Upon election, the Preferred Stock Directors shall become directors of the Corporation and the authorized number of directors of the Corporation shall thereupon automatically be increased by two.
          (c) A Preferred Stock Director may be removed at any time with or without cause by the vote or consent of, and shall not be removed otherwise than by the vote or consent of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock then having the voting rights set forth in Section 5(b) voting as a single class. Any vacancy in the office of a Preferred Stock Director may be filled by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock then having the voting rights set forth in Section 5(b) voting as a single class. Each Preferred Stock Director shall be entitled to one vote on any matter considered by the Board of Directors.
          (d) On any matter in which the holders of Series A Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series A Preferred Stock shall be entitled to one vote and a plurality of the voting power of such stock shall determine any such matter.
          (e) When a Preferred Dividend Default no longer exists, the holders of Series A Preferred Stock shall be divested of the voting rights set forth in Section 5(b) and the term of office of the Preferred Stock Directors elected pursuant to Section 5(b) shall terminate (subject to revesting in the event of each and every Preferred Dividend Default).
          (f) The Corporation shall not, without the affirmative vote or consent of the holders of record of a majority of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized, created or issued amount of, any class or series of the Corporation’s equity securities ranking, as to dividends or upon liquidation, on a parity with or senior to the Series A Preferred Stock, or reclassify any authorized class or series of equity securities of the Corporation into any such equity securities, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities or (ii) amend, alter or repeal the provisions of the Articles of Incorporation (including this Statement of Designations, Rights, Preferences and Limitations), whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock.
          (g) The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and funds sufficient to effect such redemption shall have been irrevocably deposited in trust for the holders thereof with a bank or trust company that is not affiliated with the Corporation.
     6. Conversion.
          (a) The holders of the Series A Preferred Stock may convert such shares, at the option of the holder, in whole or in part, into fully paid and non-assessable shares of Common Stock on the first day of any calendar quarter following the tenth anniversary of the Issue Date. Each share of Series A Preferred Stock may be converted into shares of Common Stock at a ratio of eighty (80) shares of Common Stock for every one share of Series A Preferred Stock (the “Conversion Rate”). The Conversion Rate shall be subject to proportional adjustment for stock splits, reverse splits and similar transactions undertaken by the Corporation; provided, however, that, following the Issue Date, the Conversion Rate shall not be adjusted or otherwise increased or decreased based on the increase or decrease in the fair market value of the Common Stock or the credit standing of the Corporation.
          (b) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at its principal corporate office, of the election to convert all or a portion of the Series A Preferred Stock and shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.
          (c) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall execute and deliver to the Corporation a shareholder agreement as the Corporation may request at the time of conversion provided such agreement is substantially similar in form and substance to the form of shareholder agreement then being used by the Corporation with other non-affiliated holders of the Common Stock. Such agreement may include, without limitation, restrictions upon the holder’s right to transfer shares, including the creation of an irrevocable right of first refusal in the Corporation, and provisions requiring the holder to transfer the shares to the Corporation in certain circumstances. Execution and delivery of a shareholder agreement by the holder pursuant to the foregoing shall be a condition precedent to the right to convert shares of Series A Preferred Stock into shares of Common Stock.

     7. Corporation’s Setoff Rights Regarding Indemnification Obligations.
          (a) Each holder of the Series A Preferred Stock, by its acceptance thereof, acknowledges and agrees that (i) a true and complete copy of that certain Stock Purchase Agreement dated as of September 18, 2007 (the “Stock Purchase Agreement”) by and between the Corporation and First Western Bancorp., Inc., a South Dakota corporation (“First Western”), has been received by or made available to such holder; (ii) First Western is liable for various indemnification obligations as set forth in Article 8.0 of the Stock Purchase Agreement; (iii) all shares of the Series A Preferred Stock, including any dividends (except as set forth herein and in the Stock Purchase Agreement), liquidating payments, redemption proceeds, distributions and other proceeds thereof, are subject to the indemnification obligations of First Western and the setoff rights of the Corporation under the Stock Purchase Agreement; and (iv) such holder may not be entitled to some or all of the dividends, liquidating payments, redemption proceeds, distributions and other proceeds of the Series A Preferred Stock in the event the Corporation exercises its setoff rights in accordance with the provisions of this Section 7. Defined terms used in the Section 7 without definition herein shall have the meanings set forth in the Stock Purchase Agreement.
          (b) Each holder of the Series A Preferred Stock, by its acceptance thereof, grants to the Corporation a right of setoff against all dividends, distributions or other payments the Corporation may make on or with respect to the Series A Preferred Stock, whether in redemption or otherwise, for any obligation of First Western to indemnify the Corporation or any of its affiliates under the Stock Purchase Agreement. This right of setoff is in addition to, and not in limitation of, any other right or remedy available to the Corporation under the Stock Purchase Agreement, at law or in equity.
          (c) First Western may, in its discretion, designate a liquidating trust or other entity for the benefit of the shareholders of First Western. Subject to the prior written consent of the Corporation, which consent will not be unreasonably withheld, and all other transfer restrictions applicable to the Series A Preferred Stock, First Western may distribute all of the Series A Preferred Stock as soon as practicable following the Closing to the trustee of such trust (or other entity reasonably acceptable to the Corporation). Notwithstanding the distribution or transfer of any of the Series A Preferred Stock, with or without the consent of the Corporation, the Corporation shall be entitled to set-off against the Series A Preferred Stock, subject to the provisions of this Section 7, for any amounts due to it from First Western pursuant to the indemnification provisions of Article 8.0 of the Stock Purchase Agreement. Upon request of the Corporation, and as a condition to the Corporation’s consent, if any, to any transfer of the Series A Preferred Stock, the Corporation may require any successor holder of the Series A Preferred Stock to execute and deliver such instruments and documents as the Corporation may reasonably request evidencing, among other things, the successor’s acknowledgement of the indemnification and setoff provisions of the Stock Purchase Agreement.
          (d) Notwithstanding anything to the contrary herein, the Corporation shall not be entitled to exercise its rights of set-off in respect of any Indemnification Demand until such time as either (i) First Western has agreed to pay such Indemnification Demand or (ii) such Indemnification Demand has been reduced to a final, non-appealable judgment in the case of a Third Party Claim or (iii) the amount of such Indemnification Demand has been otherwise resolved by arbitration or otherwise under the Stock Purchase Agreement. In the event an Indemnification Demand is disputed in part by First Western, each holder of the Series A Preferred Stock shall accept for set-off the undisputed amount of such Indemnification Demand. The amount of any Indemnification Demand that First Western agrees to pay or the amount of any such Indemnification Demand determined by judgment or arbitration is referred to herein as the “Set-Off Amount.”
          (e) Once a Set-Off Amount is so determined, the Corporation shall give First Western and the record holders of the Series A Preferred Stock, if different, written notice of at least five (5) business days of its intention to effectuate the set-off pursuant to this Section 7, which notice will specify in reasonable detail the basis for the set-off, the effective date of the set-off, the Set-Off Amount and the method of effecting the set-off in this Section 7(e). Such Set-Off Amount shall be made first by withdrawal of the Escrowed Dividends, if any; second by setoff against not more than seventy-five percent (75%) of any subsequent dividends or other distributions payable to the holders of the Series A Preferred Stock; and, third by setoff against any liquidating payments payable to the holders of the Series A Preferred Stock. In addition, and not in limitation of the foregoing, the Corporation may redeem, by written notice to the holders of the Series A Preferred Stock, that number of shares (and fractions thereof as applicable) of Series A Preferred Stock having a liquidation amount ($10,000.00 per share) equal to the remaining Set-Off Amount remaining unpaid at any time. Except as provided in the preceding sentences, nothing in this Section 7 shall relieve the Corporation from paying dividends when declared on the Series A Preferred Stock in accordance with the terms hereof. Within ten (10) business days of the date of receipt of the notice of redemption, the holders of the Series A Preferred Stock shall submit to the Corporation for cancellation certificates representing a liquidation amount of Series A Preferred Stock equal to or exceeding the Set-Off Amount. The Corporation shall promptly cause to be issued and delivered to the then holders certificates representing the excess shares (and fractions thereof as applicable) of the Series A Preferred Stock submitted, registered in the name of the then holders. The redemption of Series A Preferred Stock for the payment of a Set-Off Amount is within the sole discretion of the Corporation, subject to the prior approval of Regulators having jurisdiction over the Corporation. Nothing in the terms of the Series A Preferred Stock is intended, or shall be interpreted to require, the Corporation to redeem all or any portion of the Series A Preferred Stock at any time or under any circumstances.
          (f) The maximum aggregate Set-Off Amount shall not exceed the sum of Fifty Million Dollars ($50,000,000.00). No dividends previously paid prior to the date of an Indemnification Demand on the Series A Preferred Stock shall be subject to set-off or recoupment.
          (g) For so long as an Indemnification Demand is disputed, outstanding, unresolved, or unpaid, seventy-five percent (75%) of each dividend declared and paid on the Series A Preferred Stock (the “Escrowed Dividends”) shall be paid by the Corporation to an escrow account to be established by the Corporation with Wells Fargo Bank, U.S. Bank, Zions Bank or, if none of the foregoing banks are willing or able to serve as escrow agent, a bank selected by the Corporation with capital in excess of $1.0 billion and not then affiliated with the Corporation (the “Escrow Agent”) to be held and invested by the Escrow Agent in United States Treasury obligations (or such other investments as directed from time to time by the joint written instructions of the Corporation and First Western to the Escrow Agent), and the remaining twenty-five percent (25%) of each such dividend shall be paid to the holders of the Series A Preferred Stock. The Escrow Agent shall distribute the Escrowed Dividends and any and all earnings thereon to the Corporation or the holders when and to the extent that such Indemnification Demand is resolved in accordance with the joint written instructions of the Corporation and First Western. Income taxes due on amounts earned on the Escrowed Dividends shall be payable by the parties entitled to such Escrowed Dividends in the proportions ultimately distributed to them. The Corporation shall furnish First Western and the then holders of the Series A Preferred Stock, if different, with a copy of the escrow agreement for review and comment before it is executed and with a signed copy of the escrow agreement when it is executed.
          (h) For purposes of any Corporation notice and other obligations hereunder, the holders of the Series A Preferred Stock shall be the Person or Persons registered as the legal owner of the Series A Preferred Stock upon the Corporation’s books and records.
     8. Exclusion of Other Rights. The shares of Series A Preferred Stock shall not have any preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions other than those specifically set forth in this Statement of Designations, Rights, Preferences and Limitations. The shares of Series A Preferred Stock shall not have the benefit of, and shall not be subject to, any preemptive or similar rights.
     9. Headings. Headings are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     10. Severability of Provisions. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or other term or condition of the Series A Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and other terms or conditions of the Series A Preferred Stock which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or other term or condition of the Series A Preferred Stock shall be deemed dependent upon any other provision thereof unless so expressed therein.
     11. Restrictions on Transfer.
          (a) Neither the Series A Preferred Stock nor the Common Stock issuable upon conversion thereof (collectively, the “Securities”) have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, until so registered, may not be offered or sold except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act. Additional restrictions on the sale or transfer of the Securities are set forth herein.
          (b) Except with the prior written consent of the Corporation, which consent shall not be unreasonably withheld, and provided First Western has complied with all transfer restrictions applicable to the Series A Preferred Stock, prior to the full and final satisfaction of, and termination of, the indemnification obligations of First Western under the Stock Purchase Agreement and the satisfaction of all Set-Off Amounts, neither First Western nor any permitted successor shall sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of any right, title or interest in or to the Securities, including, without limitation, any distribution by First Western or any permitted successor to or for the benefit of any First Western shareholder. Without limiting the foregoing, as a condition to the consent of the Corporation, the Corporation may in its discretion require any transferee or other successor to First Western in or to the Securities to execute and deliver documents or instruments necessary or appropriate in the judgment of the Corporation (i) for the compliance with any law, rule or regulation, including, without limitation, applicable federal and state securities laws, or (ii) relating to the right of setoff or other remedy of the Corporation with respect to the Series A Preferred Stock as set forth in Section 7.
          (c) Except as set forth in Section 11(b), no holder of the Series A Preferred Stock may sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of any right, title or interest in or to the Securities.
          (d) Unless and until shares of the Series A Preferred Stock are registered under the Securities Act, prior to (i) the date that is two years (or such shorter period of time specified in Rule 144(k) under the Securities Act) after the later of the date of original issuance of the applicable shares and the last date on which the Corporation or any Affiliate (as defined in Rule 405 under the Securities Act) of the Corporation was the owner of such shares and (ii) such later date, if any, as may be required by applicable law, all certificates representing the Securities, and any securities issued in respect thereof or exchange therefore, shall bear the following legend and be subject to the restrictions specified therein:
THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS THE LATER OF (i) TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE SECURITIES ACT) AFTER THE LATER OF (A) THE DATE OF ORIGINAL ISSUANCE HEREOF AND (B) THE LAST DATE ON WHICH THE CORPORATION OR ANY AFFILIATE (AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT) OF THE

CORPORATION WAS THE HOLDER OF THIS SECURITY OR SUCH INTEREST OR PARTICIPATION (OR ANY PREDECESSOR THERETO) AND (ii) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY ANY SUBSEQUENT CHANGE IN APPLICABLE LAW, ONLY (A) TO THE CORPORATION, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, AS DEFINED IN RULE 144A, THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3), (7) OR (8) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SECURITY OR SUCH INTEREST OR PARTICIPATION FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; SUBJECT TO THE CORPORATION’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) OR (E) ABOVE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO IT. PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS. THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, FURTHER AGREES THAT IT WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTIONS WITH REGARD HERETO OR THERETO EXCEPT AS PERMITTED BY THE SECURITIES ACT.
THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, ALSO AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”)

(EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SECURITY OR SUCH INTEREST OR PARTICIPATION IS NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE OR HOLDING. ANY PURCHASER OR HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING HEREOF OR THEREOF, AS THE CASE MAY BE, THAT EITHER (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN WITHIN THE MEANING OF SECTION 3(3) OF ERISA, OR A PLAN TO WHICH SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF AN EMPLOYEE BENEFIT PLAN OR PLAN, OR ANY OTHER PERSON OR ENTITY USING THE ASSETS OF ANY EMPLOYEE BENEFIT PLAN OR PLAN TO FINANCE SUCH PURCHASE, OR (ii) SUCH PURCHASE AND HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH THERE IS NO APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.
          (e) The Securities, and any securities issued in respect thereof or exchange therefore, shall also bear the following legends and be subject to the restrictions specified therein until such time as all such restrictions have expired and are no longer applicable to the Securities:
     THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO SIGNIFICANT RESTRICTIONS AS SET FORTH IN THE CORPORATION’S ARTICLES OF INCORPORATION, AS AMENDED (THE “ARTICLES”). A COPY OF THE ARTICLES MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT THE OFFICES OF THE CORPORATION.
     THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF SEPTEMBER 18, 2007 BETWEEN THE CORPORATION AND FIRST WESTERN BANCORP., INC., A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE CORPORATION AT THE OFFICES OF THE CORPORATION.
          (f) The Securities, and any securities issued in respect thereof or exchange therefore, shall also bear the following legends and be subject to the restrictions specified therein:

     THE VOTING POWERS, LIQUIDATION RIGHTS, DESIGNATIONS, PREFERENCES, RESTRICTIONS, LIMITATIONS, AND RELATIVE RIGHTS APPLICABLE TO THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SET FORTH IN THE ARTICLES OF THE CORPORATION AS FILED WITH THE STATE OF MONTANA, OFFICE OF THE SECRETARY OF STATE, ALL THE TERMS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.
     THE CORPORATION WILL FURNISH TO ANY SHAREHOLDER UPON REQUEST AND WITHOUT CHARGE, A STATEMENT OR SUMMARY OF: THE DESIGNATIONS, PREFERENCES, RESTRICTIONS, LIMITATIONS AND RELATIVE RIGHTS APPLICABLE TO EACH CLASS OF SHARES THE CORPORATION IS AUTHORIZED TO ISSUE; THE VARIATIONS IN PREFERENCES, RESTRICTIONS, LIMITATIONS AND RELATIVE RIGHTS DETERMINED FOR EACH SERIES OF SHARES WITHIN A CLASS; AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR ANY EXISTING OR FUTURE CLASS OR SHARES.
          (g) The Corporation shall deliver or make available, by hardcopy or electronic transmission, (i) to each holder of record of Series A Preferred Stock each Report on Form 10-K or Form 10-KSB and Form 10-Q or Form 10-QSB, if any, prepared by the Corporation and filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) within 10 Business Days after the filing thereof or (ii) if the Corporation is (a) not then subject to Section 13 or 15(d) of the Exchange Act (a “Private Entity”) or (b) exempt from reporting pursuant to Rule 12g3-2(b) thereunder, to each holder of record of Series A Preferred Stock and prospective transferees of each such holder, upon request, the information required by Rule 144A(d)(4) under the Securities Act. Notwithstanding the foregoing, so long as the Corporation is (i) a Private Entity that, on the Issue Date, is required to provide audited consolidated financial statements to its primary regulatory authority, (ii) a Private Entity that, on the Issue Date, is not required to provide audited consolidated financial statements to its primary regulatory authority but subsequently becomes subject to the audited consolidated financial statement reporting requirements of that regulatory authority or (iii) subject to Section 13 or 15(d) of the Exchange Act on the Issue Date or becomes so subject after the date hereof but subsequently becomes a Private Entity, then, within 90 days after the end of each fiscal year, beginning with the fiscal year in which the shares were originally issued if the Corporation was then subject to (x) Section 13 or 15(d) of the Exchange Act or (y) audited consolidated financial statement reporting requirements of its primary regulatory authority or, otherwise, the earliest fiscal year in which the Corporation becomes subject to (1) Section 13 or 15(d) of the Exchange Act or (2) the audited consolidated financial statement reporting requirements of its primary regulatory authority, the Corporation shall deliver, by hardcopy or electronic transmission, to each holder of record of Series A Preferred Stock, unless otherwise provided pursuant to the preceding sentence, (A) a copy of the Corporation’s audited consolidated financial statements (including balance sheet and income statement) covering the related annual period and (B) the report of the independent accountants with respect to such financial statements.
          (h) If and so long as the Corporation has actual knowledge that First Western, or its successor, is a beneficial owner of shares of Series A Preferred Stock, the

Corporation will cause copies of its reports on Form FR Y-9C and Form FR Y-9LP to be delivered or made available, by hardcopy or electronic transmission, to such beneficial owner promptly following their filing with the applicable regulatory authority.

EXHIBIT B
AGENCY AGREEMENT

STOCK PURCHASE AGREEMENT